Exhibit 2.1

AGREEMENT OF MERGER AND PLAN OF REORGANIZATION

among:

MICRONETICS, INC.,

a Delaware corporation;

DEL MERGER SUBSIDIARY, INC.,

a Delaware corporation;

MICA MICROWAVE CORPORATION,

a California corporation;

FREDERICK MILLS

Individually; and

FREDERICK MILLS

As the Stockholders’ Representative

Dated as of June 5, 2007

AGREEMENT OF MERGER AND PLAN OF REORGANIZATION

THIS AGREEMENT OF MERGER AND PLAN OF REORGANIZATION (this “Agreement”) is made and entered into as of June 5, 2007, by and among: MICRONETICS, INC, a Delaware corporation (“Parent”); DEL MERGER SUBSIDIARY, INC., a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub”); MICA MICROWAVE CORPORATION, a California corporation (the “Company”); FREDERICK MILLS, individually (“Mills”); and Frederick Mills as the representative of the Company Stockholders (the Stockholders’ Representative”) Certain capitalized terms used in this Agreement are defined in Exhibit B.

RECITALS

A. Parent, Merger Sub and the Company intend to effect a merger of the Company into Merger Sub in accordance with this Agreement, the California General Corporation Law, and the Delaware General Corporation Law (the “Merger”). Upon consummation of the Merger, the Company will cease to exist, Merger Sub will change its name to MICA Microwave Corporation, and Merger Sub will continue to conduct the business formerly conducted by the Company as a wholly-owned subsidiary of Parent.

B. It is intended that the Merger qualify as a tax-free reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”).

C. This Agreement has been approved by the respective boards of directors of Parent, Merger Sub and the Company in accordance with their respective certificates or articles of incorporation, bylaws, the California General Corporation Law and the Delaware General Corporation Law.

D. Contemporaneously with the execution and delivery of this Agreement each of the stockholders of the Company (the “Company Stockholders”), all of whom are listed on Exhibit A annexed hereto, shall execute and deliver to Parent and the Company a Company Stockholders’ Agreement in the form of Exhibit C annexed hereto and actions by written consent, each of even date herewith.

E. Mills is the holder of 418,667 shares of Company Common Stock comprising approximately 76% of the issued and outstanding shares of Company Common Stock.

AGREEMENT

The parties agree as follows:

SECTION 1. DESCRIPTION OF TRANSACTION

1.1 Merger of Company into Merger Sub. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, the Company shall be merged with and into Merger Sub, and the separate existence of the Company shall cease. Merger Sub will continue as the surviving corporation in the Merger (the “Surviving Corporation”).

1.2 Effect of the Merger. The Merger shall have the effects set forth in this Agreement and in the applicable provisions of the California General Corporation Law and the Delaware General Corporation Law.

1.3 Closing; Effective Time. The consummation of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Morse, Barnes-Brown & Pendleton, P.C., 1601 Trapelo Road, Waltham, Massachusetts immediately following the closing of the NASDAQ Stock Market on the date hereof (subject to the satisfaction or waiver of the last to be satisfied or waived of the conditions set forth in Sections 6 and 7) unless a later date shall be agreed upon by Parent and the Stockholders’ Representative. The date on which the Closing actually takes place is referred to in this Agreement as the “Closing Date.” Contemporaneously with or as promptly as practicable after the Closing, (a) a properly executed certificate of merger conforming to the requirements of Section 252 of the Delaware General Corporation Law shall be filed with the Secretary of State of the State of Delaware and (b) one of the documents described in Section 1108(d) of the California General Corporation Law shall be filed with the Secretary of State of the State of California. The Merger shall become effective at the time both a certificate of merger is filed with the Secretary of State of the State of Delaware and a filing is made with the Secretary of State of the State of California pursuant to Section 1108(d) of the California General Corporation Law, or at such later time as may be specified in the certificate of merger filed with the Secretary of State of the State of Delaware with the consent of Parent (the time at which the Merger becomes effective being referred to as the “Effective Time”).

1.4 Certificate of Incorporation and Bylaws; Directors and Officers. Unless otherwise determined by Parent prior to the Effective Time:

(a) the Certificate of Incorporation and Bylaws of Merger Sub shall be the Certificate of Incorporation and Bylaws of the Surviving Corporation, except that such Certificate of Incorporation shall be amended as of the Effective Time to change the name of the Surviving Corporation to MICA Microwave Corporation; and

(b) the directors and officers of the Surviving Corporation immediately after the Effective Time shall be the individuals identified on Exhibit D.

1.5 Conversion of Shares.

(a) In exchange for all outstanding shares of capital stock of the Company, Parent shall pay Three Million Dollars ($3,000,000) in cash, (the “Cash Consideration”) plus Two Million Dollars ($2,000,000) in shares of Parent Common Stock (the “Stock Consideration”, and together with the Cash Consideration, the “Merger Consideration”), subject to adjustment as provided in Section 1.13 and Section 11.2(a), to be allocated among the holders of the Company Common Stock as described in this Section 1.5. Three Hundred Eighty Thousand Dollars ($380,000) of the Cash Consideration payable to Mills shall be placed in escrow pursuant to the provisions of Section 9.9 of this Agreement.

(b) Subject to Sections 1.8(c) and 1.9, at the Effective Time, by virtue of the Merger and without any further action on the part of Parent, Merger Sub, the Company or any stockholder of the Company:

(i) each share of Company Common Stock outstanding immediately prior to the Effective Time shall be converted into the right to receive

(A) that portion of the Cash Consideration equal to the amount of the Cash Consideration, as adjusted pursuant to the provisions of Section 1.13 and Section 11.2(a), divided by the number of shares of Company Common Stock issued and outstanding immediately prior to the Effective Time (the “Outstanding Company Stock”), plus

(B) that number of shares of Parent Common Stock equal to (1) the quotient obtained by dividing the aggregate value of the Stock Consideration, as adjusted pursuant to the provisions of Section 1.13, by the Parent Stock Price, divided by (2) the Outstanding Company Stock; and

(ii) each share of the common stock of Merger Sub outstanding immediately prior to the Effective Time shall be converted into and shall continue as one share of common stock of the Surviving Corporation.

1.6 Company Options, Warrants, Etc. The Company shall take any and all action necessary so that all options to acquire shares of Company Common Stock, or any other securities of the Company, and all options or other rights to acquire securities of the Company, expire and/or terminate at the Effective Time. Parent shall not assume any such warrants, options or other rights to acquire securities of the Company.

1.7 Closing of the Company’s Transfer Books. At the Effective Time, the Company Stockholders shall cease to have any rights as stockholders of the Company, and the stock transfer books of the Company shall be closed with respect to all shares of such capital stock outstanding immediately prior to the Effective Time. No further transfer of any such shares of the Company’s capital stock shall be made on such stock transfer books after the Effective Time. If, after the Effective Time, a valid certificate previously representing any of such shares of the Company’s capital stock (a “Company Stock Certificate”) is presented to the Surviving Corporation or Parent, such Company Stock Certificate shall be canceled and shall be exchanged as provided in Section 1.8.

1.8 Exchange of Certificates.

(a) Parent will deliver to the Company Stockholders (i) a letter of transmittal in customary form and containing such provisions as Parent may reasonably specify, and (ii) instructions for use in effecting the surrender of Company Stock Certificates in exchange for cash and certificates representing Parent Common Stock. Following the Effective Time, upon surrender of a Company Stock Certificate to Parent for exchange, together with a duly executed letter of transmittal and such other documents as may be reasonably required by Parent, each Company Stockholder shall be entitled to receive in exchange therefor a certificate representing the number of whole shares of Parent Common Stock that such holder has the right to receive pursuant to the provisions of this Section 1, and the Company Stock Certificate so surrendered shall be canceled. Until surrendered as contemplated by this Section 1.8, each Company Stock Certificate shall be deemed, from and after the Effective Time, to represent only the right to receive upon such surrender a certificate representing shares of Parent Common Stock (plus cash in lieu of any fractional share of Parent Common Stock) contemplated by this Section 1. If any Company Stock Certificate shall have been lost, stolen or destroyed, Parent may, in its discretion and as a condition precedent to the issuance of any certificate representing Parent Common Stock, require the owner of such lost, stolen or destroyed Company Stock Certificate to provide an appropriate affidavit and indemnity against any claim that may be made against Parent or the Surviving Corporation with respect to such Company Stock Certificate.

(b) No dividends or other distributions declared or made with respect to Parent Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Company Stock Certificate with respect to the shares of Parent Common Stock represented thereby, and no cash payment in lieu of any fractional share shall be paid to any such holder, until such holder surrenders such Company Stock Certificate in accordance with this Section 1.8 (at which time such holder shall be entitled to receive all such dividends and distributions and such cash payment).

(c) No fractional shares of Parent Common Stock shall be issued in connection with the Merger, and no certificates for any such fractional shares shall be issued. In lieu of such fractional shares, any Company Stockholder who would otherwise be entitled to receive a fraction of a share of Parent Common Stock (after aggregating all fractional shares of Parent Common Stock issuable to such Company Stockholder) shall, upon surrender of such Company Stockholder’s Company Stock Certificate(s), be paid in cash the dollar amount (rounded to the nearest whole cent), without interest, determined by multiplying such fraction by the Parent Stock Price.

(d) Parent and the Surviving Corporation shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable to any holder or former holder of capital stock of the Company pursuant to this Agreement such amounts as Parent or the Surviving Corporation may be required to deduct or withhold therefrom under the Code or under any other Legal Requirement. To the extent such amounts are so deducted or withheld, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid.

(e) Neither Parent nor the Surviving Corporation shall be liable to any holder or former holder of capital stock of the Company for any shares of Parent Common Stock (or dividends or distributions with respect thereto) delivered to any public official pursuant to any applicable abandoned property, escheat or similar law.

1.9 Dissenting Shares.

(a) Notwithstanding anything to the contrary contained in this Agreement, any shares of capital stock of the Company that, as of the Effective Time, are or were held by a stockholder who has or may be entitled to exercise dissenters’ rights pursuant to Section 1300 of the California General Corporation Law, shall not be converted into or represent the right to receive Parent Common Stock in accordance with Section 1.5 (or cash in lieu of fractional shares in accordance with Section 1.8(c)), and the holder or holders of such shares shall be entitled only to such rights as may be granted to such holder or holders in Section 1300 of the California General Corporation Law; provided, however, that if and when such holder ceases to be entitled to dissenters’ rights pursuant to Section 1309 of the California General Corporation Law, then such shares shall automatically be converted into and shall represent only the right to receive (upon the surrender of the certificate or certificates representing such shares) Parent Common Stock in accordance with Section 1.5 (and cash in lieu of fractional shares in accordance with Section 1.8(c)).

(b) The Company shall give Parent (i) prompt notice of any written demand received by the Company prior to the Effective Time to require the Company to purchase shares of capital stock of the Company pursuant to Section 1301 of the California General Corporation Law, and (ii) the opportunity to participate in all negotiations and Legal Proceedings with respect to any such demand. The Company shall not make any payment or settlement offer prior to the Effective Time with respect to any such demand unless Parent shall have consented in writing to such payment or settlement offer.

1.10 Tax Consequences. For federal income tax purposes, the Merger is intended to constitute a reorganization within the meaning of Section 368 of the Code. The parties to this Agreement hereby adopt this Agreement as a “plan of reorganization” within the meaning of Sections 1.368-2(g) and 1.368-3(a) of the United States Treasury Regulations.

1.11 Further Action. If, at any time after the Effective Time, any further action is determined by Parent to be necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation or Parent with full right, title and possession of and to all rights and property of Merger Sub and the Company, the officers and directors of the Surviving Corporation and Parent shall be fully authorized (in the name of Merger Sub, in the name of the Company and otherwise) to take such action.

1.12 Closing Balance Sheet. Within thirty (30) days following the Closing Date, Parent and the Stockholders’ Representative shall cause an unaudited balance sheet of the Company as of the Closing Date (the “Closing Balance Sheet”) to be prepared by Parent’s independent registered public accounting firm or another independent accounting firm selected by Parent (“Parent’s Accountants”) which Closing Balance Sheet shall be prepared in accordance with GAAP on a basis consistent with the balance sheet of the Company as at October 31, 2006 previously delivered by the Company to Parent (the “Company Baseline Balance Sheet”) and shall contain line items substantially consistent with those contained in the Company Baseline Balance Sheet. Once the Closing Balance Sheet has been prepared, Parent and the Stockholders’ Representative shall cause Parent’s Accountants to calculate the Company’s net worth (total assets less total liabilities) as of the Closing Date (the “Closing Date Net Worth”) in a manner consistent with the Stockholders’ Representative’s calculation of the Company’s net worth based upon the Company Baseline Balance Sheet; provided however, that as part of this calculation, there shall be added back to the Company’s net worth as so determined the amount of any reduction of the Cash Consideration made pursuant to the first proviso set forth in Section 11.2(a) (the Company’s net worth as so calculated being hereinafter referred to as the “Company Baseline Net Worth”). The cost of preparing the Closing Balance Sheet shall be borne entirely by Parent.

1.13 Adjustment of Merger Consideration.

(a) The Merger Consideration shall be calculated and paid promptly following the Closing without adjusting the Merger Consideration pursuant to the provisions of this Section 1.13. Thereafter, following the preparation of the Closing Balance Sheet, the Merger Consideration shall be subject to adjustment, as follows: (i) to the extent that the Closing Date Net Worth exceeds the Company Baseline Net Worth, the Merger Consideration will be increased dollar for dollar by the amount by which the Closing Date Net Worth exceeds the Company Baseline Net Worth; or (ii) to the extent that the Closing Date Net Worth is less than the Company Baseline Net Worth, the Merger Consideration will be decreased dollar for dollar by the amount by which the Closing Date Net Worth is less than the Company Baseline Net Worth. Any increase in the Merger Consideration shall be paid to the Company Stockholders by Parent in the form of additional Stock Consideration within ten (10) days after delivery of the Closing Balance Sheet and the determination of the Closing Date Net Worth, unless such Closing Balance Sheet and/or the determination of the Closing Date Net Worth is subject to dispute hereunder. Any decrease in the Merger Consideration shall be paid to Parent by the Company Stockholders on a pro rata basis based upon the number of shares of Company Common Stock held of record by each Company Stockholder immediately prior to the Effective Time in cash by wire transfer or certified cashier’s check within ten (10) days after delivery of the Closing Balance Sheet and the determination of the Closing Date Net Worth, unless such Closing Balance Sheet and/or the determination of the Closing Date Net Worth is subject to dispute hereunder. In the event that the Company Stockholders shall fail to make such payment in full within such ten (10) day period, or such longer period as is required to resolve a dispute as to the Closing Balance Sheet and/or the determination of the Closing Date Net Worth as hereinafter provided, the amount of any such deficiency shall constitute Damages with respect to which Parent shall have the right to seek indemnification from Mills under Section 9.2(a) of this Agreement, and to assert a claim for payment of such amount in accordance with the provisions of the Escrow Agreement.

(b) If the Stockholders’ Representative disagrees with Parent’s preparation of the Closing Balance Sheet delivered pursuant to Section 1.12 and/or the determination of the Closing Date Net Worth, the Stockholders’ Representative may, within fifteen (15) days after receipt of the Closing Balance Sheet and the determination of the Closing Date Net Worth, deliver a notice to Parent disagreeing with such Closing Balance Sheet and/or the Closing Date Net Worth and setting forth the reason for the disagreement. Any such notice of disagreement will specify those items or amounts as to which the Stockholders’ Representative disagrees, and the Stockholders’ Representatives will be deemed to have agreed with all other items and amounts contained in the Closing Balance Sheet and the determination of the Closing Date Net Worth.

(c) If a notice of disagreement is duly delivered pursuant to Section 1.13(b), Parent and the Stockholders’ Representative will, during the fifteen (15) days following such delivery, use their best efforts to reach agreement on the disputed items or amounts in the Closing Balance Sheet and/or the determination of the Closing Date Net Worth. If, during such period, the parties are unable to reach such agreement, they will promptly thereafter cause independent accountants reasonably satisfactory to the Stockholders’ Representative and Parent, promptly to review the disagreement and resolve the dispute. In making such determination, such independent accountants will consider only those items or amounts in the Closing Balance Sheet and/or the determination of the Closing Date Net Worth as to which the Stockholders’

Representative has disagreed. Such independent accountants will deliver to the Stockholders’ Representative and Parent, as promptly as practicable, a report setting forth such determination. Such report will be final and binding upon the parties hereto. The cost of such review and report will be borne equally by the Company Stockholders and Parent.

SECTION 2. REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company and Mills jointly and severally represent and warrant, to and for the benefit of the Indemnitees, as follows:

2.1 Due Organization; No Subsidiaries; Etc.

(a) The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of California and has all necessary power and authority: (i) to conduct its business in the manner in which its business is currently being conducted; (ii) to own and use its assets in the manner in which its assets are currently owned and used; and (iii) to perform its obligations under all Company Contracts.

(b) Except as set forth in Part 2.1 of the Disclosure Schedule, the Company has not conducted any business under or otherwise used, for any purpose or in any jurisdiction, any fictitious name, assumed name, trade name or other name.

(c) The Company is not and has not been required to be qualified, authorized, registered or licensed to do business as a foreign corporation in any jurisdiction other than the jurisdictions identified in Part 2.1 of the Disclosure Schedule, except where the failure to be so qualified, authorized, registered or licensed has not had and will not have a Material Adverse Effect on the Company. The Company is in good standing as a foreign corporation in each of the jurisdictions identified in Part 2.1 of the Disclosure Schedule.

(d) Part 2.1 of the Disclosure Schedule accurately sets forth (i) the names of the members of the Company’s board of directors, (ii) the names of the members of each committee of the Company’s board of directors, and (iii) the names and titles of the Company’s officers.

(e) The Company has never owned, beneficially or otherwise, any shares or other securities of, or any direct or indirect equity interest in, any Entity. The Company has not agreed and is not obligated to make any future investment in or capital contribution to any Entity. The Company has not guaranteed and is not responsible or liable for any obligation of any Entity other than the Company.

2.2 Articles of Incorporation and Bylaws; Records. The Company has delivered to Parent accurate and complete copies of: (i) the Company’s articles of incorporation and bylaws, including all amendments thereto; (ii) the stock records of the Company; and (iii) except as set forth in Part 2.2 of the Disclosure Schedule, the minutes and other records of the meetings and other proceedings (including any actions taken by written consent or otherwise without a meeting) of the stockholders of the Company, the board of directors of the Company and all committees of the board of directors of the Company. There have been no formal meetings or other proceedings of the stockholders of the Company, the board of directors of the Company or any committee of the board of directors of the Company that are not fully reflected in such minutes or other records. There has not been any violation of any of the provisions of the Company’s articles of incorporation or bylaws, and the Company has not taken any action that is inconsistent in any material respect with any resolution adopted by the Company’s stockholders, the Company’s board of directors or any committee of the Company’s board of directors. The books of account, stock records, minute books and other records of the Company are accurate, up-to-date and complete in all material respects, and have been maintained in accordance with prudent business practices.

2.3 Capitalization, Etc.

(a) The authorized capital stock of the Company consists of 2,000,000 common shares (“Company Common Stock”) of which 551,331 shares are issued and are outstanding as of the date of this Agreement, and are held of record as set forth on Exhibit A annexed hereto. All of the outstanding shares of Company Common Stock have been duly authorized and validly issued and are fully paid and non-assessable.

(b) There is no: (i) outstanding subscription, option, call, warrant or right (whether or not currently exercisable) to acquire any shares of the capital stock or other securities of the Company; (ii) outstanding security, instrument or obligation that is or may become convertible into or exchangeable for any shares of the capital stock or other securities of the Company; (iii) Contract under which the Company is or may become obligated to sell or otherwise issue any shares of its capital stock or any other securities; or (iv) to the knowledge of the Company, condition or circumstance that may give rise to or provide a basis for the assertion of a claim by any Person to the effect that such Person is entitled to acquire or receive any shares of capital stock or other securities of the Company.

(c) All outstanding shares of Company Common Stock have been issued and granted in compliance with (i) all applicable securities laws and other applicable Legal Requirements, and (ii) all requirements set forth in applicable Company Contracts.

(d) Any shares of capital stock or other securities of the Company repurchased, redeemed or otherwise reacquired by the Company were reacquired in compliance with (i) the applicable provisions of the California General Corporation Law and all other applicable Legal Requirements, and (ii) all requirements set forth in applicable restricted stock purchase agreements and other applicable Contracts.

2.4 Financial Statements.

(a) The Company has delivered to Parent (i) the audited balance sheets of the Company as of October 31, 2006 and 2005, and the related statements of operations, statements of stockholders’ equity and statements of cash flows of the Company for the years then ended, together with the notes thereto (the “Audited Financial Statements”), (ii) the unaudited balance sheets of the Company as of October 31, 2004 and 2003, and the related statements of operations, statements of stockholders’ equity and statements of cash flows of the Company for the years then ended, together with the notes thereto (the “Unaudited Financial Statements”), and (iii) the unaudited balance sheet of the Company as of March 31, 2007 (the “Balance Sheet”) and the related statement of profit and loss of the Company for the five-month period then ended (together, the “Interim Financial Statements”). The Audited Financial Statements, the Unaudited Financial Statements and the Interim Financial Statements are collectively referred to in this Agreement as the “Company Financial Statements”).

(b) The Audited Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered. The Unaudited Financial Statements have been prepared in accordance with Statements and Standards for Accounting and Review Services issued by the American Institute of Certified Public Accountants. The Company Financial Statements are accurate and complete in all material respects and present fairly the financial position of the Company as of the respective dates thereof and the results of operations and cash flows of the Company for the periods covered thereby (subject in the case of the Interim Financial Statements to normal year-end audit adjustments).

2.5 Absence of Changes. Except as set forth in Part 2.5 of the Disclosure Schedule, since March 31, 2007:

(a) there has not been any material adverse change in the Company’s business, condition, assets, liabilities, operations or financial performance, and, to the knowledge of the Company, no event has occurred that will, or could reasonably be expected to, have a Material Adverse Effect on the Company;

(b) there has not been any material loss, damage or destruction to, or any material interruption in the use of, any of the Company’s assets (whether or not covered by insurance);

(c) the Company has not declared, accrued, set aside or paid any dividend or made any other distribution in respect of any shares of capital stock, and has not repurchased, redeemed or otherwise reacquired any shares of capital stock or other securities;

(d) the Company has not sold, issued or authorized the issuance of (i) any capital stock or other security, (ii) any option or right to acquire any capital stock or any other security, or (iii) any instrument convertible into or exchangeable for any capital stock or other security;

(e) the Company has not amended or waived any of its rights under, or permitted the acceleration of vesting under, (i) any provision of any stock option or other equity incentive plan, or (ii) any restricted stock purchase agreement;

(f) there has been no amendment to the Company’s articles of incorporation or bylaws, and the Company has not effected or been a party to any Acquisition Transaction, recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction;

(g) the Company has not made any capital expenditure that, when added to all other capital expenditures made on behalf of the Company since March 31, 2007, exceeds $10,000;

(h) the Company has not (i) entered into or permitted any of the assets owned or used by it to become bound by any Contract that is or would constitute a Material Contract, or (ii) amended or prematurely terminated, or waived any material right or remedy under, any such Contract;

(i) the Company has not (i) acquired, leased or licensed any right or other asset from any other Person, (ii) sold or otherwise disposed of, or leased or licensed, any right or other asset to any other Person, or (iii) waived or relinquished any right, except for immaterial rights or other immaterial assets acquired, leased, licensed or disposed of in the ordinary course of business and consistent with the Company’s past practices;

(j) the Company has not written off as uncollectible, or established any extraordinary reserve with respect to, any account receivable or other indebtedness;

(k) the Company has not made any pledge of any of its assets or otherwise permitted any of its assets to become subject to any Encumbrance;

(l) the Company has not (i) lent money to any Person (other than pursuant to routine travel advances made to employees in the ordinary course of business), or (ii) incurred or guaranteed any indebtedness for borrowed money;

(m) the Company has not (i) established or adopted any Company Employee Plan, (i) paid any bonus or made any profit-sharing or similar payment to, or increased the amount of the wages, salary, commissions, fringe benefits or other compensation or remuneration payable to, any of its directors, officers or employees, or (iii) hired any new employee;

(n) the Company has not changed any of its methods of accounting or accounting practices in any respect;

(o) the Company has not made any Tax election;

(p) the Company has not commenced or settled any Legal Proceeding;

(q) the Company has not entered into any material transaction or taken any other material action outside the ordinary course of business or inconsistent with its past practices; and

(r) the Company has not agreed or committed to take any of the actions referred to in clauses (c) through (q) above.

2.6 Title to Assets.

(a) The Company owns, and has good, valid and marketable title to, all assets purported to be owned by it, including: (i) all assets reflected on the Balance Sheet; (ii) all assets referred to in Parts 2.1, 2.7(b) and 2.9 of the Disclosure Schedule and all of the Company’s rights under the Contracts identified in Part 2.10 of the Disclosure Schedule; and (iii) all other assets reflected in the Company’s books and records as being owned by the Company. Except as set forth in Part 2.6 of the Disclosure Schedule, all of said assets are owned by the Company free and clear of any liens or other Encumbrances, except for any lien for current Taxes not yet due and payable.

(b) Part 2.6 of the Disclosure Schedule identifies all assets that are being leased or licensed to the Company that are material to the business of the Company.

2.7 Bank Accounts; Receivables.

(a) Part 2.7(a) of the Disclosure Schedule provides accurate information with respect to each account maintained by or for the benefit of the Company at any bank or other financial institution.

(b) Part 2.7(b) of the Disclosure Schedule provides an accurate and complete breakdown and aging of all accounts receivable, notes receivable and other receivables of the Company as of March 31, 2007. Except as set forth in Part 2.7(b) of the Disclosure Schedule, all existing accounts receivable of the Company (including those accounts receivable reflected on the Balance Sheet that have not yet been collected and those accounts receivable that have arisen since March 31, 2007 and have not yet been collected) (i) represent valid obligations of customers of the Company arising from bona fide transactions entered into in the ordinary course of business, (ii) are current and will be collectible in full when due, without any counterclaim or set off (net of an allowance for doubtful accounts not to exceed $10,000 in the aggregate).

2.8 Equipment; Leasehold.

(a) All material items of equipment and other tangible assets owned by or leased to the Company are adequate for the uses to which they are being put, are in good condition and repair (ordinary wear and tear excepted) and are adequate for the conduct of the Company’s business in the manner in which such business is currently being conducted.

(b) The Company does not own any real property or any interest in real property, except for leaseholds created under real property leases identified in Part 2.10 of the Disclosure Schedule.

2.9 Intellectual Property.

(a) Registered IP and Licenses. Part 2.9(a) of the Disclosure Schedule accurately identifies: (i) each item of Registered IP in which the Company has or purports to have an ownership interest of any nature (whether exclusively, jointly with another Person, or otherwise); (ii) each Contract pursuant to which any Intellectual Property Right or Intellectual Property is or has been licensed, sold, assigned or otherwise conveyed or provided to the Company (other than (A) employee proprietary information and invention assignment agreements between the Company and its employees in the Company’s standard form thereof, and (B) non-exclusive licenses to third-party software that is not incorporated into, or used in the development, manufacturing, testing, distribution, maintenance or support of, any Company Product and that is not otherwise material to the Company’s business); (iii) each Contract pursuant to which any Person has been granted any license under, or otherwise has received or acquired any right (whether or not currently exercisable) or interest in, any Company IP. The Company has provided to Parent complete and accurate copies of all applications, correspondence with any Governmental Body, and other material documents related to each item of Registered IP. The Company is not bound by, and no Company IP is subject to, any Contract containing any covenant or other provision that in any way limits or restricts the ability of the Company to use, exploit, assert or enforce any Company IP anywhere in the world.

(b) Royalty Obligations. Part 2.9(b) of the Disclosure Schedule contains a complete and accurate list and summary of all royalties, fees, commissions and other amounts payable by the Company to any other Person (other than sales commissions paid to employees according to the Company’s standard commissions plan) upon or for the manufacture, sale or distribution of any Company Product or the use of any Company IP.

(c) Standard Form IP Agreements. The Company has provided to Parent a complete and accurate copy of each standard form of Company IP Contract used by the Company at any time, including each standard form of (i) employee agreement containing any assignment or license of Intellectual Property Rights; (ii) consulting or independent contractor agreement containing any intellectual property assignment or license of Intellectual Property Rights; and (iii) confidentiality or nondisclosure agreement. Part 2.9(c) of the Disclosure Schedule accurately identifies each Company IP Contract that deviates in any material respect from the corresponding standard form agreement provided to Parent. Except as set forth in Part 2.9(c) of the Disclosure Schedule, all current and former employees and independent contractors of the Company have executed the standard form of agreements referenced above.

(d) Ownership Free and Clear; Sufficiency. The Company exclusively owns all right, title and interest to and in the Company IP (other than Intellectual Property Rights exclusively licensed to the Company as identified in Part 2.9(a) of the Disclosure Schedule) free and clear of any Encumbrances (other than licenses and rights granted pursuant to the Contracts identified in Part 2.9(a) of the Disclosure Schedule). Without limiting the generality of the foregoing:

(i) Employees and Contractors. Each Person who is or was an employee or contractor of the Company and who is or was involved in the creation or development of any Company Product or Company IP has signed a valid, enforceable agreement containing an assignment of Intellectual Property Rights pertaining to such Company Product or Company IP to the Company and confidentiality provisions protecting the Company IP. No current or former stockholder, officer, director or employee of, or independent contractor to, the Company has any claim, right (whether or not currently exercisable), or interest to or in any Company IP. To the knowledge of the Company, no employee of, or independent contractor to, the Company is (A) bound by or otherwise subject to any Contract restricting him or her from performing his or her duties for the Company or (B) in breach of any Contract with any former employer or other Person concerning Intellectual Property Rights or confidentiality due to his or her activities as an employee of the Company.

(ii) Protection of Proprietary Rights. The Company has taken all reasonable steps to maintain the confidentiality of and otherwise protect and enforce its rights in all proprietary information pertaining to the Company and any Company Product.

(iii) Sufficiency. The Company owns or otherwise has, and after the Closing Parent will have, all Intellectual Property Rights needed to conduct the Company’s business as currently conducted and to sell any Company Products currently under development.

(e) Valid and Enforceable. All Company IP is valid and enforceable. Without limiting the generality of the foregoing: (i) the Company has not engaged in patent or copyright misuse or any fraud or inequitable conduct in connection with any Company IP that is Registered IP; (ii) to the knowledge of the Company, no trademark or trade name owned, used or applied for by the Company conflicts or interferes with any trademark or trade name owned, used or applied for by any other Person; (iii) each item of Company IP that is Registered IP is and at all times has been in compliance with all Legal Requirements and all filings, payments and other actions required to be made or taken to maintain such item of Company IP in full force and effect have been made by the applicable deadline and no application for a patent or a copyright or trademark registration or any other type of Registered IP filed by or on behalf of the Company has been abandoned, allowed to lapse or rejected; and (iv) no interference, opposition, reissue, reexamination or other Legal Proceeding is or has been pending or, to the knowledge of the Company, threatened, in which the scope, validity or enforceability of any Company IP that is Registered IP is being, has been or could reasonably be expected to be contested or challenged and, to the knowledge of the Company, there is no basis for a claim that any Company IP is invalid or unenforceable.

(f) Third-Party Infringement of Company IP. To the knowledge of the Company, no Person has infringed, misappropriated or otherwise violated, and no Person is currently infringing, misappropriating or otherwise violating, any Company IP.

(g) Effects of This Transaction. Neither the execution, delivery or performance of this Agreement (or any of this Agreements referenced in Section 6.5) nor the consummation of any of the transactions contemplated by this Agreement (or any of the Agreements referenced in Section 6.5) will, with or without notice or lapse of time, result in, or give any other Person the right or option to cause or declare, (i) a loss of, or Encumbrance on, any Company IP; (ii) a breach of or default under any Company IP Contract; (iii) the release, disclosure, or delivery of any Company IP by or to any escrow agent or other Person; or (iv) the grant, assignment, or transfer to any other Person of any license or other right or interest under, to or in any of the Company IP.

(h) No Infringement of Third Party IP Rights. To the knowledge of the Company, the Company has never infringed (directly, contributorily, by inducement or otherwise), misappropriated or otherwise violated or made unlawful use of any Intellectual Property Right of any other Person or engaged in unfair competition. No Company Product, and no method or process used in the making of any Company Product, infringes, violates or makes unlawful use of any Intellectual Property Right of, or contains any Intellectual Property misappropriated from, any other Person. There is no legitimate basis for a claim that the Company or any Company Product has infringed or misappropriated any Intellectual Property Right of another Person or engaged in unfair competition or that any Company Product, or any method or process used in the making of any Company Product, infringes, violates or makes unlawful use of any Intellectual Property Right of, or contains any Intellectual Property misappropriated from, any other Person. Without limiting the generality of the foregoing (i) no infringement, misappropriation or similar claim or Legal Proceeding is pending or, to the knowledge of the Company, threatened against the Company or against any other Person who is or may be entitled to be indemnified, defended, held harmless or reimbursed by the Company with respect to such claim or Legal Proceeding and (ii) the Company has never received any notice or other communication (in writing or otherwise) relating to any actual, alleged or suspected infringement, misappropriation or violation by the Company, any of their employees or agents, or any Company Product of any Intellectual Property Rights of another Person.

(i) Source Code. Except as set forth in Part 2.9(i) of the Disclosure Schedule, no source code for any Company Software has been delivered, licensed or made available to any escrow agent or other Person who is not, as of the date of this Agreement, an employee of the Company. Except as set forth in Part 2.9(i) of the Disclosure Schedule, the Company has no duty or obligation (whether present, contingent or otherwise) to deliver, license or make available the source code for any Company Software to any escrow agent or other Person. No event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) will, or could reasonably be expected to, result in the delivery, license or disclosure of the source code for any Company Software to any other Person.

(j) Open Source. No Company Product contains, is derived from, is distributed with or is being or was developed using Open Source Code that is licensed under any terms that (i) impose or could impose a requirement or condition that any Company Product or part thereof (1) be disclosed or distributed in source code form, (2) be licensed for the purpose of making modifications or derivative works, or (3) be redistributable at no charge, or (ii) otherwise impose or could impose any other material limitation, restriction or condition on the right or ability of the Company to use or distribute any Company Product.

2.10 Contracts.

(a) Part 2.10 of the Disclosure Schedule identifies:

(i) each Company Contract relating to the employment of, or the performance of services by, any employee or independent contractor;

(ii) each Company Contract relating to the acquisition, transfer, use, development, sharing or license of any technology or any Intellectual Property or Intellectual Property Right;

(iii) each Company Contract imposing any restriction on the Company’s right or ability (A) to compete with any other Person, (B) to acquire any product or other asset or any services from any other Person, to sell any product or other asset to or perform any services for any other Person or to transact business or deal in any other manner with any other Person, or (C) develop or distribute any technology;

(iv) each Company Contract creating or involving any agency relationship, distribution arrangement or franchise relationship;

(v) each Company Contract relating to the acquisition, issuance or transfer of any securities;

(vi) each Company Contract relating to the creation of any Encumbrance with respect to any asset of the Company;

(vii) each Company Contract involving or incorporating any guaranty, pledge, performance or completion bond, indemnity or surety arrangement;

(viii) each Company Contract creating or relating to any partnership or joint venture or any sharing of revenues, profits, losses, costs or liabilities;

(ix) each Company Contract relating to the purchase or sale of any product or other asset by or to, or the performance of any services by or for, any Related Party;

(x) each Company Contract constituting or relating to a Government Contract or Government Bid;

(xi) any other Company Contract that was entered into outside the ordinary course of business or was inconsistent with the Company’s past practices;

(xii) any other Company Contract that has a term of more than 30 days and that may not be terminated by the Company without penalty within 30 days after the delivery of a termination notice by the Company; and

(xiii) any other Company Contract that contemplates or involves (A) the payment or delivery of cash or other consideration in an amount or having a value in excess of $10,000 in the aggregate, or (B) the performance of services having a value in excess of $10,000 in the aggregate.

(Contracts in the respective categories described in clauses (i) through (xiii) above are referred to in this Agreement as “Material Contracts.”)

(b) The Company has delivered to Parent accurate and complete copies of all written Contracts identified in Part 2.10 of the Disclosure Schedule, including all amendments thereto. Part 2.10 of the Disclosure Schedule provides an accurate description of the terms of each Contract identified in Part 2.10 of the Disclosure Schedule that is not in written form. Each Contract identified in Part 2.10 of the Disclosure Schedule is valid and in full force and effect, and, to the knowledge of the Company, is enforceable by the Company in accordance with its terms, subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

(c) Except as set forth in Part 2.10 of the Disclosure Schedule:

(i) the Company has not violated or breached, or committed any default under, any Material Contract, and, to the knowledge of the Company, no other Person has violated or breached, or committed any default under, any Material Contract;

(ii) to the knowledge of the Company, no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) will, or could reasonably be expected to, (A) result in a violation or breach of any of the provisions of any Material Contract, (B) give any Person the right to declare a default or exercise any remedy under any Material Contract, (C) give any Person the right to accelerate the maturity or performance of any Material Contract, or (D) give any Person the right to cancel, terminate or modify any Material Contract;

(iii) the Company has not received any notice or other communication regarding any actual or possible violation or breach of, or default under, any Material Contract; and

(iv) the Company has not waived any of its material rights under any Material Contract.

(d) No Person is renegotiating, or has a right pursuant to the terms of any Company Contract to renegotiate, any amount paid or payable to the Company under any Material Contract or any other material term or provision of any Material Contract.

(e) The Material Contracts constitute all of the Contracts necessary to enable the Company to conduct its business in the manner in which its business is currently being conducted.

(f) Part 2.10 of the Disclosure Schedule identifies and provides a brief description of each proposed Contract as to which any bid, offer, award, written proposal, term sheet or similar document has been submitted or received by the Company since January 1, 2006.

(g) Part 2.10 of the Disclosure Schedule provides an accurate description and breakdown of the Company’s backlog (firm purchase commitments) under Company Contracts.

2.11 Liabilities. The Company has no accrued, contingent or other liabilities of any nature, either matured or unmatured (whether or not required to be reflected in financial statements in accordance with generally accepted accounting principles, and whether due or to become due), except for: (i) liabilities identified as such in the “liabilities” column of the Balance Sheet; (ii) accounts payable or accrued salaries that have been incurred by the Company since March 31, 2007 in the ordinary course of business and consistent with the Company’s past practices; (iii) liabilities under the Company Contracts identified in Part 2.10 of the Disclosure Schedule, to the extent the nature and magnitude of such liabilities can be specifically ascertained by reference to the text of such Company Contracts; and (iv) the liabilities identified in Part 2.11 of the Disclosure Schedule.

2.12 Compliance with Legal Requirements. The Company is, and at all times has been, in compliance with all applicable Legal Requirements, except where the failure to comply with such Legal Requirements has not had and will not have a Material Adverse Effect on the Company. Except as set forth in Part 2.12 of the Disclosure Schedule, the Company has not received any notice or other communication from any Governmental Body regarding any actual or possible violation of, or failure to comply with, any Legal Requirement. Without limiting the generality of the foregoing, the Company is, and at all times has been, in compliance with (a) all applicable Legal Requirements pertaining to Government Contracts and Government Bids, (b) all applicable U.S. and foreign export control laws and regulations in the conduct of its business, including the Export Administration Regulations (15 C.F.R. 730-774) and antiboycott regulations (15 C.F.R. 760) administered by the U.S. Department of Commerce, all economic and trade sanctions regulations administered by the U.S. Department of the Treasury, and the International Trade in Arms Regulations administered by the U.S. Department of State and (c) the U.S. Foreign Corrupt Practices Act, the U.S. International Anti-Bribery and Fair Competition Act and all other anti-bribery and fair competition statutes. To the knowledge of the Company, none of its Representatives has violated any Legal Requirements, including those named above, in connection with its, his or her services for the Company.

2.13 Governmental Authorizations. Part 2.13 of the Disclosure Schedule identifies each material Governmental Authorization held by the Company, and the Company has delivered to Parent accurate and complete copies of all Governmental Authorizations identified in Part 2.13 of the Disclosure Schedule. The Governmental Authorizations identified in Part 2.13 of the Disclosure Schedule are valid and in full force and effect, and collectively constitute all Governmental Authorizations necessary to enable the Company to conduct its business in the manner in which its business is currently being conducted. The Company is, and at all times has been, in substantial compliance with the terms and requirements of the respective Governmental Authorizations identified in Part 2.13 of the Disclosure Schedule. The Company has not received any notice or other communication from any Governmental Body regarding (a) any actual or possible violation of or failure to comply with any term or requirement of any Governmental Authorization, or (b) any actual or possible revocation, withdrawal, suspension, cancellation, termination or modification of any Governmental Authorization.

2.14 Tax Matters.

(a) The Company has properly and timely filed all Tax Returns (as hereinafter defined) and other filings in respect of Taxes (as hereinafter defined) required to be filed by it on or prior to the date hereof, and has in a timely manner paid all Taxes which are (or will be) due for all periods ending on or before the date hereof, whether or not shown on such Tax Returns, except to the extent the Company has established adequate reserves in accordance with GAAP (excluding accruals and reserves for deferred Taxes established to reflect timing differences between book and Tax income) on the Balance Sheet for such Taxes and disclosed the dollar amount and the components of such reserves on Part 1.13 of the Disclosure Schedule. The Company has established reserves (other than reserves for deferred Taxes established to reflect timing differences between book and Tax income) necessary for the payment of all Taxes of the Company for the period from date of the Balance Sheet through the Closing Date, and the Company will disclose the dollar amount of such reserves to Parent on or prior to the Closing Date. Since the date of the Balance Sheet, the Company has not incurred any liability for Taxes arising from extraordinary gains or losses, as that term is used in GAAP, outside the ordinary course of business consistent with past custom and practice. All such Tax Returns have been accurately and completely prepared in all material respects in compliance with all laws, rules and regulations.

(b) There are no actions or proceedings currently pending or, to the knowledge of the Company, threatened against the Company by any governmental authority for the assessment or collection of Taxes, no claim for the assessment or collection of Taxes has been asserted against the Company and there are no matters under discussion by the Company with any governmental authority regarding claims for the assessment or collection of Taxes. Any Taxes that have been claimed or imposed as a result of any examinations of any Tax Return of the Company by any governmental authority have been paid or are being contested in good faith and have been disclosed in writing to Parent. There are no agreements or applications by the Company for an extension of time for the assessment or payment of any Taxes nor any waiver of the statute of limitations in respect of Taxes. There are no Tax liens on any of the assets of the Company, except for liens for Taxes not yet due or payable.

(c) The Company is not and has not been a party to or bound by any tax indemnity agreement, tax sharing agreement, tax allocation agreement or similar agreement or arrangement and the Company does not have any liability for Taxes of any person (other than the Company) and any liability in respect of any tax as a result of being a member of any affiliated, consolidated, combined unitary or similar group under Treasury Regulation 1.1502-6 (or any similar provision of state, local or foreign law) or a transferee, successor or guarantor or by contract, indemnification or otherwise.

(d) The Company has withheld all amounts from its respective employees and other persons required to be withheld under the tax, social security, unemployment and other withholding provisions of all federal, state, local and foreign laws and has complied with all information reporting and back-up withholding requirements, including maintenance of required records with respect thereto, in connection with amounts paid or owing to any employee, creditor, independent contractor, or other third party.

(e) No amount will be required to be withheld under Section 1445 of the Code in connection with any of the transactions contemplated by this Agreement.

(f) No power of attorney has been granted by the Company or is currently in force with respect to any matter relating to Taxes.

(g) There are no accounting method changes or proposed or threatened accounting method changes of the Company, nor any other item, that could give rise to an adjustment under Section 481 of the Code for periods after the Closing Date, and the Company will not be required to make any such Section 481 adjustment as a result of the transaction contemplated by this Agreement.

(h) The Company Stockholders are U.S. residents for federal income tax purposes.

(i) The Company is not a party to any joint venture, partnership or other arrangement that is treated as a partnership for federal income tax purposes.

(j) No claim has ever been made by any authority in a jurisdiction where the Company does not file Tax Returns that it is or may be subject to taxation by that jurisdiction, and the Company neither does business in nor derives income from within or allocable to any state, local, territorial or foreign taxing jurisdiction other than those for which all Tax Returns have been furnished to Parent.

(k) The Company has not received any written ruling of a taxing authority relating to Taxes or entered in any written and legally binding agreement with a taxing authority relating to Taxes, including any closing agreements under Section 7121 of the Code.

(l) The Company has not constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock qualifying for a tax-free treatment under Section 355 of the Code (i) in the two (2) years prior to the date of this Agreement or (ii) in a distribution which could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the Merger.

(m) The Company has not waived any statute of limitations with respect to Taxes or agreed to any extension of time with respect to any Tax assessment or deficiency, or the collection of any Tax, which remains outstanding; and the Company has delivered or made available to Parent for inspection true and complete copies of (i) all private letter rulings, revenue agent reports, information document requests, audit reports, notices of proposed deficiencies, deficiency notices, protests, petitions, closing agreements, settlement agreements, pending ruling requests and any similar documents submitted by, received by or agreed to by or on behalf of the Company relating to Taxes for all taxable periods for which the applicable statute of limitations has not yet expired, and (ii) all federal, state, local and foreign income or franchise Tax Returns for the Company for all periods for which the statute of limitations has not run.

(n) The Company has not made any payments, is not obligated to make any payment, and is not a party to any agreement, contract, arrangement or plan that under any circumstances could obligate it to make any payment that will not be deductible under Section 280G of the Code, or that would be subject to an excise Tax under Section 4999 of the Code.

(o) The Company has not engaged in a “listed transaction” within the meaning of Treas. Reg. §1.6011-4T(b).

(p) No foreign subsidiary of the Company owned directly or indirectly is, or at any time has been, a passive foreign investment company within the meaning of Sections 1291 through 1297 of the Code, neither the Company nor any of its subsidiaries is a stockholder, directly or indirectly, in a passive foreign investment company, no foreign subsidiary of the Company is a foreign personal holding company within the meaning of Section 552 of the Code, and no foreign subsidiary of the Company that is not a United States person (x) is, or at any time has been, engaged in the conduct of a trade or business within the United States or treated as or considered to be so engaged or (y) has, or at any time has had, an investment in “United States property” within the meaning of Section 956(c) of the Code; neither the Company nor any of its subsidiaries is, or at any time has been, subject to (A) the dual consolidated loss provisions of the Section 1503(d) of the Code, (B) the overall foreign loss provisions of Section 904(f) of the Code or (iii) the re-characterization provisions of Section 952(c)(2) of the Code.

(q) The Company has not participated in or cooperated with an international boycott within the meaning of Section 999 of the Code. The Company has proper receipts (which will be delivered to the Merger Sub at the Closing), within the meaning of Treasury Regulation Section 1.905-2 for any foreign Tax that has been or in the future may be claimed as a foreign tax credit for United States federal income tax purposes.

(r) The Company is not a party to any gain recognition agreement under Section 367 of the Code.

2.15 Employee and Labor Matters.

(a) Part 2.15(a) of the Disclosure Schedule accurately sets forth, with respect to each employee of the Company (including any employee of the Company who is on a leave of absence or on layoff status): (i) the name and title of such employee; (ii) the aggregate dollar amount of the compensation (including wages, salary, commissions, director’s fees, fringe benefits, bonuses, profit-sharing payments and other payments or benefits of any type) received by such employee from the Company with respect to services performed in 2006; and (iii) the 2007 terms of compensation for such employee. To the knowledge of the Company, each such employee has devoted all of his working time and attention to the Company, and has not rendered services (as an employee, independent contractor or otherwise) to any other Entity, during the entire time he or she has been an employee of the Company.

(b) There is no former employee of the Company who is receiving or is scheduled to receive (or whose spouse or other dependent is receiving or is scheduled to receive) any benefits (whether from the Company or otherwise) relating to such former employee’s employment with the Company.

(c) The employment of each of the Company’s employees is terminable by the Company at will. The Company has delivered to Parent accurate and complete copies of all employee manuals and handbooks, disclosure materials, policy statements and other materials relating to the employment of the current and former employees of the Company.

(d) To the knowledge of the Company:

(i) no Key Employee intends to terminate his or her employment with the Company;

(ii) no employee of the Company has received an offer to join a business that may be competitive with the Company’s business; and

(iii) no employee of the Company is a party to or is bound by any confidentiality agreement, noncompetition agreement or other Contract (with any Person) that may have an adverse effect on: (A) the performance by such employee of any of his duties or responsibilities as an employee of the Company; or (B) the Company’s business or operations.

(e) Part 2.15(e) of the Disclosure Schedule accurately sets forth, with respect to each independent contractor of the Company: (i) the name of such independent contractor; (ii) a description of such independent contractor’s duties and responsibilities; (iii) the aggregate dollar amount of the compensation (including all payments or benefits of any type) received by such independent contractor from the Company with respect to services performed in 2006; and (iv) the 2007 terms of compensation of such independent contractor.

(f) Except as set forth in Part 2.15(f) of the Disclosure Schedule, the Company is not a party to or bound by, and the Company has never been a party to or bound by, any employment agreement or any union contract, collective bargaining agreement or similar Contract.

(g) The Company is not engaged, and the Company has never been engaged, in any unfair labor practice of any nature. There has never been any slowdown, work stoppage, labor dispute or union organizing activity, or any similar activity or dispute, affecting the Company, any such slowdown, work stoppage, labor dispute or union organizing activity or any similar activity or dispute. No event has occurred, and no condition or circumstance exists, that might directly or indirectly give rise to or provide a basis for the commencement of any such slowdown, work stoppage, labor dispute or union organizing activity or any similar activity or dispute. There are no actions, suits, claims, labor disputes or grievances pending or, to the knowledge of the Company, threatened or reasonably anticipated relating to any labor, safety or discrimination matters involving any Company Employee, including, without limitation, charges of unfair labor practices or discrimination complaints.

(h) None of the current or former independent contractors of the Company should be reclassified as an employee. The Company has never had any temporary or leased employees. No independent contractor of the Company is eligible to participate in any Company Employee Plan.

(i) To the knowledge of the Company, no stockholder nor any Company Employee is obligated under any Contract or subject to any judgment, decree, or order of any court or other Governmental Body that would interfere with such Person’s efforts to promote the interests of the Company or that would interfere with the business of the Company or any Company Affiliate. Neither the execution nor the delivery of this Agreement, nor the carrying on of the business of the Company or any Company Affiliate as presently conducted nor any activity of such stockholder or Company Employees in connection with the carrying on of the business of the Company or any Company Affiliate as presently conducted will, to the knowledge of the Company, conflict with, result in a breach of the terms, conditions or provisions of, or constitute a default under, any Contract under which any of such stockholders or Company Employees is now bound.

2.16 Benefit Plans.

(a) Part 2.16(a) of the Disclosure Schedule contains an accurate and complete list as of the date hereof of each Company Employee Plan and each Company Employee Agreement. The Company does not intend nor has it committed to establish or enter into any new Company Employee Plan or Company Employee Agreement, or to modify any Company Employee Plan or Company Employee Agreement.

(b) The Company has provided or made available to Parent a complete copy of each Company Employee Plan and each Company Employee Agreement as well as, if applicable, a copy of each trust or other funding arrangement, each summary plan description and summary of material modifications, and the most recent determination letter or opinion letter received from the IRS. The Company has delivered to Parent true and complete copies of all Form 5500 Series annual reports filed for each Company Employee Plan, together with all schedules, attachments, and related opinions and copies of any correspondence from or to the IRS, the DOL, or other U.S. government department or agency relating to an audit or penalty assessment with respect to any Company Employee Plan or relating to requested relief from any liability or penalty relating to any Company Employee Plan.

(c) Except as set forth in Part 2.16(c) of the Disclosure Schedule, there has been no violation of any term of any Company Employee Plan or Company Employee Agreement which would have a Material Adverse Effect.

(d) Except as set forth in Part 2.16(d) of the Disclosure Schedule, to the extent applicable to the Company or the Company Employees, each Company Employee Plan and each funding vehicle related to such plan is currently in compliance in all material respects with, and has been administered and operated in compliance in all material respects with, all applicable statutes, orders, rules and regulations. For each Company Employee Plan which is intended to be a “qualified plan” as described in Section 401(a) of the Code, the Company has received a determination letter or opinion from the IRS that the plan is qualified and, to the knowledge of the Company, there are no facts which might adversely affect such qualification.

(e) The Company does not maintain or contribute to, and has not ever maintained or been required to contribute to, any single employer plan (as such term is defined in Section 4001(b) of ERISA) subject to Title IV of ERISA or any “multiemployer plan” (as such term is defined in Section 3(37) of ERISA), nor has the Company incurred any liability, including, without limitation, withdrawal liability, with respect to any such plan.

(f) No Company Employee Plan is funded by, associated with or related to a “voluntary employees’ beneficiary association” within the meaning of Section 501(c)(9) of the Code.

(g) The Company has made or will accrue prior to the Closing Date all payments and contributions (including, without limitation, insurance premiums) due and payable as of the Closing Date to each Company Employee Plan as required to be made under the terms of such Company Employee Plan and applicable law.

(h) With respect to all Company Employee Plans and related trusts, to the extent applicable to the Company or the Company Employees, there are no “prohibited transactions,” as that term is defined in Section 406 of ERISA or Section 4975 of the Code, that have occurred which would reasonably be expected to subject any Company Employee Plan, related trust or party dealing with any such Company Employee Plan or related trust to any material tax or penalty on prohibited transactions imposed by Section 501(i) of ERISA or Section 4975 of the Code.

(i) There are no actions, suits, arbitrations or claims (other than routine claims for benefits by Company Employees, beneficiaries or dependents of such employees arising in the normal course of operation of a Company Employee Plan) pending, or to the knowledge of the Company, threatened, with respect to any Company Employee Plan or any fiduciary or sponsor of a Company Employee Plan with respect to their duties under such Company Employee Plan or the assets of any trust under any such Company Employee Plan.

(j) The Company has complied with the health care continuation requirements of Section 601, et. seq. of ERISA with respect to Company Employees and their spouses, former spouses and dependents.

(k) The Company has no obligations under any Company Employee Plan to provide post-retirement medical benefits to any Company Employee, other than statutory liability for providing group health plan continuation coverage under Part 6 of Title I of ERISA and Section 4980B of the Code or applicable state law.

2.17 Environmental Matters. The Company is in compliance in all material respects with all applicable Environmental Laws, which compliance includes the possession by the Company of all permits and other Governmental Authorizations required under applicable

Environmental Laws, and compliance with the terms and conditions thereof. The Company has not received any notice or other communication (in writing or otherwise), whether from a Governmental Body, citizens group, employee or otherwise, that alleges that the Company is not in compliance with any Environmental Law, and, to the knowledge of the Company, there are no circumstances that may prevent or interfere with the Company’s compliance with any Environmental Law in the future. To the knowledge of the Company, no current or prior owner of any property leased or controlled by the Company has received any notice or other communication (in writing or otherwise), whether from a Government Body, citizens group, employee or otherwise, that alleges that such current or prior owner or the Company is not in compliance with any Environmental Law. All Governmental Authorizations currently held by the Company pursuant to Environmental Laws are identified in Part 2.17 of the Disclosure Schedule. (For purposes of this Section 2.17: (i) “Environmental Law” means any federal, state, local or foreign Legal Requirement relating to pollution or protection of human health or the environment (including ambient air, surface water, ground water, land surface or subsurface strata), including any law or regulation relating to emissions, discharges, releases or threatened releases of Materials of Environmental Concern, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Materials of Environmental Concern; and (ii) “Materials of Environmental Concern” include chemicals, pollutants, contaminants, wastes, toxic substances, petroleum and petroleum products and any other substance that is now or hereafter regulated by any Environmental Law or that is otherwise a danger to health, reproduction or the environment.)

2.18 Insurance. Part 2.18 of the Disclosure Schedule identifies all insurance policies maintained by, at the expense of or for the benefit of the Company and identifies any material claims made thereunder, and the Company has delivered to Parent accurate and complete copies of the insurance policies identified on Part 2.18 of the Disclosure Schedule. Each of the insurance policies identified in Part 2.18 of the Disclosure Schedule is in full force and effect. The Company has not received any notice or other communication regarding any actual or possible (a) cancellation or invalidation of any insurance policy, (b) refusal of any coverage or rejection of any claim under any insurance policy, or (c) material adjustment in the amount of the premiums payable with respect to any insurance policy.

2.19 Related Party Transactions. Except as set forth in Part 2.19 of the Disclosure Schedule: (a) no Related Party has, and no Related Party has had, any direct or indirect interest in any material asset used in or otherwise relating to the business of the Company; (b) no Related Party is, or has been, indebted to the Company; (c) no Related Party has entered into, or has had any direct or indirect financial interest in, any material Contract, transaction or business dealing involving the Company; (d) no Related Party is competing, or has competed, directly or indirectly, with the Company; and (e) no Related Party has any claim or right against the Company (other than rights to receive compensation for services performed as an employee of the Company). (For purposes of the Section 2.19 each of the following shall be deemed to be a “Related Party”: (i) each of the Company Stockholders and Key Employees; (ii) each individual who is, or who has at any time been, an officer of the Company; (iii) each member of the immediate family of each of the individuals referred to in clauses (i) and (ii) above; and (iv) any trust or other Entity (other than the Company) in which any one of the individuals referred to in clauses (i), (ii) and (iii) above holds (or in which more than one of such individuals collectively hold), beneficially or otherwise, a material voting, proprietary or equity interest).

2.20 Legal Proceedings; Orders.

(a) Except as set forth in Part 2.20 of the Disclosure Schedule, no Legal Proceeding has ever been commenced by or has ever been pending against the Company.

(b) Except as set forth in Part 2.20 of the Disclosure Schedule, to the knowledge of the Company, no Person has threatened to commence any Legal Proceeding against the Company, and no event has occurred, and no claim, dispute or other condition or circumstance exists, that will, or that could reasonably be expected to, give rise to or serve as a basis for the commencement of any such Legal Proceeding.

(c) There is no order, writ, injunction, judgment or decree to which the Company, or any of the assets owned or used by the Company, is subject. To the knowledge of the Company, neither the Company Stockholders or any Key Employees are subject to any order, writ, injunction, judgment or decree that relates to the Company’s business or to any of the assets owned or used by the Company. To the knowledge of the Company, no officer or other employee of the Company is subject to any order, writ, injunction, judgment or decree that prohibits such officer or other employee from engaging in or continuing any conduct, activity or practice relating to the Company’s business.

2.21 Authority; Binding Nature of Agreement. The Company has the absolute and unrestricted right, power and authority to enter into and to perform its obligations under this Agreement, and the execution, delivery and performance by the Company of this Agreement have been duly authorized by all necessary action on the part of the Company, its board of directors and its stockholders. This Agreement constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to (a) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (b) rules of law governing specific performance, injunctive relief and other equitable remedies.

2.22 Non-Contravention; Consents. Except as set forth in Part 2.22 of the Disclosure Schedule, neither (a) the execution, delivery or performance of this Agreement or any of the other agreements referred to in this Agreement, nor (b) the consummation of the Merger or any of the other transactions contemplated by this Agreement, will directly or indirectly (with or without notice or lapse of time):

(a) contravene, conflict with or result in a violation of (i) any of the provisions of the Company’s certificate of incorporation or bylaws, or (ii) any resolution adopted by the Company’s stockholders, the Company’s board of directors or any committee of the Company’s board of directors;

(b) contravene, conflict with or result in a violation of, or give any Governmental Body or other Person the right to challenge any of the transactions contemplated by this Agreement or to exercise any remedy or obtain any relief under, any Legal Requirement or any order, writ, injunction, judgment or decree to which the Company, or any of the assets owned or used by the Company, is subject;

(c) contravene, conflict with or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel,

terminate or modify, any Governmental Authorization that is held by the Company or that otherwise relates to the Company’s business or to any of the assets owned or used by the Company;

(d) contravene, conflict with or result in a violation or breach of, or result in a default under, any provision of any Company Contract that is or would constitute a Material Contract, or give any Person the right to (i) declare a default or exercise any remedy under any such Company Contract, (ii) accelerate the maturity or performance of any such Company Contract, or (iii) cancel, terminate or modify any such Company Contract; or

(e) result in the imposition or creation of any lien or other Encumbrance upon or with respect to any asset owned or used by the Company.

Except as set forth in Part 2.22 of the Disclosure Schedule, the Company is not and will not be required to make any filing with or give any notice to, or to obtain any Consent from, any Person in connection with (i) the execution, delivery or performance of this Agreement or any of the other agreements referred to in this Agreement, or (ii) the consummation of the Merger or any of the other transactions contemplated by this Agreement.

2.23 Full Disclosure.

(a) This Agreement does not, and the Officers’ Certificate will not, (i) contain any representation, warranty or information that is false or misleading with respect to any material fact, or (ii) omit to state any material fact or necessary in order to make the representations, warranties and information contained and to be contained herein and therein (in the light of the circumstances under which such representations, warranties and information were or will be made or provided) not false or misleading.

(b) The information supplied by the Company for inclusion in the Information Statement will not, as of the date of the Information Statement or as of the date of the approval of the Merger by the Company’s stockholders, (i) contain any statement that is inaccurate or misleading with respect to any material fact or (ii) omit to state any material fact necessary in order to make such information (in the light of the circumstances under which it is provided) not false or misleading.

SECTION 3. REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Parent and Merger Sub jointly and severally represent and warrant to the Company as follows:

3.1 Due Organization. Each of Parent and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

3.2 Certificate of Incorporation and Bylaws; Shareholders Agreement. Parent has delivered to the Company accurate and complete copies of Parent’s certificate of incorporation and bylaws, including all amendments thereto.

3.3 Capitalization, Etc.

(a) The authorized capital stock of Parent consists of: (i) 10,000,000 shares of Parent Common Stock, of which 5,110,082 shares have been issued and were outstanding as of May 31, 2007; and (ii) 100,000 shares of Parent Preferred Stock, of which no shares have been issued and are outstanding as of the date of this Agreement. All of the outstanding shares of Parent Common Stock have been duly authorized and validly issued, and are fully paid and non-assessable.

(b) Parent has 1,647,950 shares of Parent Common Stock available for issuance under its equity incentive and stock option plans, of which options to purchase 708,950 shares (“Parent Options”) were outstanding as of May 31, 2007. Except for the Parent Options, as of May 31, 2007 there were no: (i) outstanding subscription, option, call, warrant or right (whether or not currently exercisable) to acquire any unissued shares of the capital stock or other securities of Parent or any of its subsidiaries; (ii) outstanding security, instrument or obligation that is or may become convertible into or exchangeable for any shares of the unissued capital stock or other securities of Parent or any of its subsidiaries; or (iii) Contract under which Parent is or may become obligated to issue any shares of its capital stock or any other securities.

(c) All outstanding shares of Parent Common Stock and all outstanding Parent Options, have been issued and granted in compliance with (i) all applicable securities laws and other applicable Legal Requirements, and (ii) all requirements set forth in applicable Contracts.

3.4 Authority; Binding Nature of Agreement. Each of Parent and Merger Sub has the absolute and unrestricted right, power and authority to enter into and to perform its obligations under this Agreement, and the execution, delivery and performance by Parent and Merger Sub of this Agreement have been duly authorized by all necessary action on the part of Parent, Merger Sub and their respective boards of directors. This Agreement constitutes the legal, valid and binding obligation of Parent and Merger Sub, enforceable against Parent and Merger Sub in accordance with its terms, subject to (a) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (b) rules of law governing specific performance, injunctive relief and other equitable remedies.

3.5 Non-Contravention; Consents. Except as set forth in the last sentence of this Section 3.5, neither the execution, delivery or performance of this Agreement or any of the other agreements referred to in this Agreement, nor the consummation of the Merger or any of the other transactions contemplated by this Agreement, will directly or indirectly (with or without notice or lapse of time):

(a) contravene, conflict with or result in a violation of (i) any of the provisions of the certificate of incorporation or bylaws of Parent or any of its subsidiaries, or (ii) any resolution adopted by the stockholders, board of directors or any committee of the board of directors of Parent or any of its subsidiaries;

(b) contravene, conflict with or result in a violation of, or give any Governmental Body or other Person the right to challenge any of the transactions contemplated by this Agreement or to exercise any remedy or obtain any relief under, any Legal Requirement or any order, writ, injunction, judgment or decree to which Parent or any of its subsidiaries, or any of the assets owned or used by Parent or any of its subsidiaries, is subject;

(c) contravene, conflict with or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is held by Parent or any of its subsidiaries or that otherwise relates to the business of Parent or any of its subsidiaries or to any of the assets owned or used by Parent or any of its subsidiaries;

(d) contravene, conflict with or result in a material violation or material breach of, or result in a default under, any provision of any Contract that is material to the business of Parent (i) to which Parent or any of its subsidiaries is a party; (ii) by which Parent or any of its subsidiaries (or any of their assets) is or may become bound or under which Parent or any of its subsidiaries has, or may become subject to, any obligation; or (iii) under which Parent or any of its subsidiaries has or may acquire any right or interest, or give any Person the right to (A) declare a default or exercise any remedy under any such Contract, (B) accelerate the maturity or performance of any such Contract, or (C) cancel, terminate or modify any such Contract; or

(e) result in the imposition or creation of any material lien or other material Encumbrance upon or with respect to any asset owned or used by Parent or any of its subsidiaries.

3.6 Necessary Filings. Except for the filing of appropriate Certificates of Merger with the Secretaries of State of California and Delaware, and for the filing of a Form D with the Securities and Exchange Commission and appropriate filings with applicable state securities law authorities (which latter filings will be made in a timely fashion after the Closing), Parent is not and will not be required to make any filing with or give any notice to, or to obtain any Consent from, any Person in connection with (i) the execution, delivery or performance of this Agreement or any of the other agreements referred to in this Agreement, or (ii) the consummation of the Merger or any of the other transactions contemplated by this Agreement.

3.7 Valid Issuance. The Parent Common Stock to be issued in the Merger will be, when issued in accordance with the provisions of this Agreement, (i) validly issued, fully paid and nonassessable and (ii) issued and granted in compliance with (a) all applicable securities laws and other applicable Legal Requirements, and (b) all requirements set forth in applicable Contracts.

3.8 Financial Statements.

(a) Parent has delivered to Company the unaudited consolidated balance sheets and income statements, statements of stockholders’ equity and statements of cash flows of Parent and its subsidiaries as of and for the three fiscal quarters ended December 31, 2006 (collectively, the “Parent Financial Statements”).

(b) The Parent Financial Statements have been prepared in accordance with United States generally accepted accounting principles applied on a consistent basis throughout the periods covered and present fairly the financial position of Parent and its subsidiaries as of the respective dates thereof and the results of operations and cash flows of Parent and its subsidiaries for the periods covered thereby.

3.9 Intent to Continue Business Enterprise. Parent intends to continue the business enterprise of the Company’s historic business or, alternatively, use a significant portion of the Company’s historic business assets in a business, as required to qualify the Merger as a reorganization within the meaning of Section 368 of the Code.

3.10 Disclosure. The information supplied by Parent or any of its subsidiaries for inclusion in the Information Statement will not, as of the date of the Information Statement or as of the date of the approval of the Merger by the Company’s stockholders, (i) contain any statement that is inaccurate or misleading with respect to any material fact or (ii) omit to state any material fact necessary in order to make such information (in the light of the circumstances under which it is provided) not false or misleading.

SECTION 4. CERTAIN COVENANTS OF THE COMPANY

4.1 Access and Investigation. During the period from the date of this Agreement through the Effective Time (the “Pre-Closing Period”), the Company shall, and shall cause its Representatives to: (a) provide Parent and Parent’s Representatives with reasonable access to the Company’s Representatives, personnel and assets and to all existing books, records, Tax Returns, work papers and other documents and information relating to the Company; and (b) provide Parent and Parent’s Representatives with copies of such existing books, records, Tax Returns, work papers and other documents and information relating to the Company, and with such additional financial, operating and other data and information regarding the Company, as Parent may reasonably request.

4.2 Operation of the Company’s Business. During the Pre-Closing Period:

(a) the Company shall conduct its business and operations in the ordinary course and in substantially the same manner as such business and operations have been conducted prior to the date of this Agreement;

(b) the Company shall use all commercially reasonable efforts to preserve intact its current business organization, keep available the services of its current officers and employees and maintain its relations and goodwill with all suppliers, customers, landlords, creditors, employees and other Persons having business relationships with the Company;

(c) the Company shall keep in full force all insurance policies identified in Part 2.18 of the Disclosure Schedule;

(d) the Company shall cause its officers to report regularly (but in no event less frequently than weekly) to Parent concerning the status of the Company’s business;

(e) the Company shall not declare, accrue, set aside or pay any dividend or make any other distribution in respect of any shares of capital stock, and shall not repurchase, redeem or otherwise reacquire any shares of capital stock or other securities (except that the Company may repurchase Company Common Stock from former employees pursuant to the terms of restricted stock purchase agreements existing on the date of this Agreement);

(f) the Company shall not sell, issue or authorize the issuance of (i) any capital stock or other security, (ii) any option or right to acquire any capital stock or other security, or (iii) any instrument convertible into or exchangeable for any capital stock or other security.

(g) the Company shall not amend or waive any of its rights under (i) any provision of any of its stock option or equity incentive plans or (ii) any provision of any stock purchase agreement;

(h) the Company shall not amend or permit the adoption of any amendment to the Company’s articles of incorporation or bylaws, or effect or permit the Company to become a party to any Acquisition Transaction, recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction;

(i) the Company shall not form any subsidiary or acquire any equity interest or other interest in any other Entity;

(j) the Company shall not make any capital expenditure, except for capital expenditures that, when added to all other capital expenditures made on behalf of the Company during the Pre-Closing Period, do not exceed $10,000;

(k) the Company shall not (i) enter into, or permit any of the assets owned or used by it to become bound by, any Contract that is or would constitute a Material Contract, or (i) amend or prematurely terminate, or waive any material right or remedy under, any such Contract;

(l) the Company shall not (i) acquire, lease or license any right or other asset from any other Person, (ii) sell or otherwise dispose of, or lease or license, any right or other asset to any other Person, or (iii) waive or relinquish any right, except for assets acquired, leased, licensed or disposed of by the Company pursuant to Contracts that are not Material Contracts;

(m) the Company shall not (i) lend money to any Person (except that the Company may make routine travel advances to employees in the ordinary course of business), or (ii) incur or guarantee any indebtedness for borrowed money;

(n) the Company shall not (i) establish, adopt or amend any Company Employee Plan (except as contemplated by Section 5.6), (ii) pay any bonus or make any profit-sharing payment, cash incentive payment or similar payment to, or increase the amount of the wages, salary, commissions, fringe benefits or other compensation or remuneration payable to, any of its directors, officers or employees, or (iii) hire any new employee;

(o) the Company shall not change any of its methods of accounting or accounting practices in any material respect;

(p) the Company shall not make any Tax election;

(q) the Company shall not commence or settle any material Legal Proceeding;

(r) the Company shall not agree or commit to take any of the actions described in clauses (e) through (q) above.

Notwithstanding the foregoing, the Company may take any action described in clauses (e) through (q) above if Parent gives its prior written consent to the taking of such action by the Company, which consent will not be unreasonably withheld (it being understood that Parent’s withholding of consent to any action will not be deemed unreasonable if Parent determines in good faith that the taking of such action would not be in the best interests of Parent or would not be in the best interests of the Company).

4.3 Notification; Updates to Disclosure Schedule.

(a) During the Pre-Closing Period, the Company shall promptly notify Parent in writing of:

(i) the discovery by the Company of any event, condition, fact or circumstance that occurred or existed on or prior to the date of this Agreement and that caused or constitutes an inaccuracy in or breach of any representation or warranty made by the Company in this Agreement;

(ii) any event, condition, fact or circumstance that occurs, arises or exists after the date of this Agreement and that would cause or constitute an inaccuracy in or breach of any representation or warranty made by the Company in this Agreement if (A) such representation or warranty had been made as of the time of the occurrence, existence or discovery of such event, condition, fact or circumstance, or (B) such event, condition, fact or circumstance had occurred, arisen or existed on or prior to the date of this Agreement;

(iii) any breach of any covenant or obligation of the Company; and

(iv) any event, condition, fact or circumstance that would make the timely satisfaction of any of the conditions set forth in Section 6 or Section 7 impossible or unlikely.

(b) If any event, condition, fact or circumstance that is required to be disclosed pursuant to Section 4.3(a) requires any change in the Disclosure Schedule, or if any such event, condition, fact or circumstance would require such a change assuming the Disclosure Schedule were dated as of the date of the occurrence, existence or discovery of such event, condition, fact or circumstance, then the Company shall promptly deliver to Parent an update to the Disclosure Schedule specifying such change. No such update shall be deemed to supplement or amend the Disclosure Schedule for the purpose of (i) determining the accuracy of any of the representations and warranties made by the Company in this Agreement, or (ii) determining whether any of the conditions set forth in Section 6 has been satisfied.

4.4 No Negotiation. During the Pre-Closing Period, the Company shall not (and shall cause its Representatives and the Company Stockholders not to), directly or indirectly:

(a) solicit or encourage the initiation of any inquiry, proposal or offer from any Person (other than Parent) relating to a possible Acquisition Transaction;

(b) participate in any discussions or negotiations or enter into any agreement with, or provide any non-public information to, any Person (other than Parent) relating to or in connection with a possible Acquisition Transaction; or

(c) consider, entertain or accept any proposal or offer from any Person (other than Parent) relating to a possible Acquisition Transaction.

The Company shall promptly notify Parent in writing of any material inquiry, proposal or offer relating to a possible Acquisition Transaction that is received by the Company or any of its Representatives or stockholders during the Pre-Closing Period.

SECTION 5. ADDITIONAL COVENANTS OF THE PARTIES

5.1 Filings and Consents. As promptly as practicable after the execution of this Agreement, each party to this Agreement (a) shall make all filings (if any) and give all notices (if any) required to be made and given by such party in connection with the Merger and the other transactions contemplated by this Agreement, and (b) shall use all commercially reasonable efforts to obtain all Consents (if any) required to be obtained (pursuant to any applicable Legal Requirement or Contract, or otherwise) by such party in connection with the Merger and the other transactions contemplated by this Agreement. The Company shall (upon request) promptly deliver to Parent a copy of each such filing made, each such notice given and each such Consent obtained by the Company during the Pre-Closing Period.

5.2 Prior to execution of the Company Stockholders’ Agreement and written consents referenced in the recitals to this Agreement by any Company Stockholder, the Company shall deliver to each Company Stockholder who shall execute such Company Stockholders’ Agreement and written consents an information statement (the “Information Statement”) which contains, among other things, (a) a description of the principal terms of the Merger, this Agreement and the other transactions contemplated hereby (b) the information required with respect to an exempt private placement of the Stock Consideration pursuant to Rule 506 of Regulation D under the Securities Act of 1933, as amended, and (c) a notice of the Company Stockholders’ rights to dissent, as required by the Section 1301 of the California General Corporation Law. The form and content of the Information Statement shall be subject to the approval of Parent and its counsel.

5.3 Public Announcements. Following the execution and delivery of this Agreement, Parent shall make such public announcement of this Agreement and shall file a copy of this Agreement with the Securities and Exchange Commission as Parent, with the advice of its counsel, shall determine to be required by law. Except as provided in the immediately preceding sentence, during the Pre-Closing Period, (a) the Company shall not (and the Company shall not permit any of its Representatives to) issue any press release or make any public statement regarding this Agreement or the Merger, without Parent’s prior written consent, and (b) neither Parent nor Merger Sub shall (and Parent shall not permit any of its Representatives or subsidiaries to) issue any press release or make any public statement regarding this Agreement or the Merger without first consulting with the Company and considering its comments; provided, however, that Parent shall have the right to issue any press release, or make any such public statement, with or without consulting with the Company, that Parent, in its sole judgment, shall determine to be required by law.

5.4 Best Efforts. During the Pre-Closing Period, (a) the Company and Mills shall use their best efforts to cause the conditions set forth in Section 6 to be satisfied on a timely basis, and (b) Parent and Merger Sub shall use their best efforts to cause the conditions set forth in Section 7 to be satisfied on a timely basis.

5.5 FIRPTA Matters. At the Closing, (a) the Company shall deliver to Parent a statement (in such form as may be reasonably requested by counsel to Parent) conforming to the requirements of Section 1.897 - 2(h)(1)(1) of the United States Treasury Regulations, and (b) the Company shall deliver to the IRS the notification required under Section 1.897 - 2(h)(2) of the United States Treasury Regulations.

5.6 Termination of Stockholder Agreements. At or prior to the Closing, the Company and the Company Stockholders party thereto shall terminate (i) the Shareholders Agreement dated March 2, 1998 between the Company and Robert G. Barbaria, (ii) the Shareholders Agreement dated March 2, 1998 by and between the Company and Frederick Mills, and (iii) any other Agreements between the Company and any of the Company Stockholders, or Agreements among any Company Stockholders.

5.7 Regulation D Compliance. The Company shall obtain from each Company Stockholder such executed and delivered documents as may be required by Parent to determine such Company Stockholder’s qualification as an “accredited investor” as that term is defined in Rule 501 of Regulation D under the Securities Act of 1933, as amended, or as a person who, individually or together with his purchaser representative, has the financial sophistication required for such Company Stockholder to be a purchaser pursuant to Rule 506(b)(2)(ii) of Regulation D. The Company agrees, if required under the provisions of Rule 506, to provide, at its sole expense, any Company Stockholder reasonably determined by Parent as not having the requisite financial sophistication with a purchaser representative who can provide such Company Stockholder with such financial sophistication.

SECTION 6. CONDITIONS PRECEDENT TO OBLIGATIONS OF PARENT AND MERGER SUB

The obligations of Parent and Merger Sub to effect the Merger and otherwise consummate the transactions contemplated by this Agreement are subject to the satisfaction, at or prior to the Closing, of each of the following conditions (except to the extent waived by Parent):

6.1 Accuracy of Representations. Each of the representations and warranties made by the Company in this Agreement shall have been accurate in all material respects as of the date of this Agreement (without giving effect to any “Material Adverse Effect” or other materiality qualifications, or any similar qualifications, contained or incorporated directly or indirectly in such representations and warranties), and shall be accurate in all material respects as of the Closing as if made at the Closing (without giving effect to any update to the Disclosure Schedule, and without giving effect to any “Material Adverse Effect” or other materiality qualifications, or any similar qualifications, contained or incorporated directly or indirectly in such representations and warranties).

6.2 Performance of Covenants. All of the covenants and obligations contained in this Agreement that the Company is required to comply with or to perform at or prior to the Closing shall have been complied with and performed in all material respects.

6.3 Dissenters’ Rights. None of the Company Common Stock outstanding immediately prior to the Effective Time shall be eligible for dissenters’ rights under Section 1300 of the California General Corporation Law.

6.4 Consents. All Consents required to be obtained in connection with the Merger and the other transactions contemplated by this Agreement (including the Consents identified in Part 2.22 of the Disclosure Schedule) shall have been obtained and shall be in full force and effect.

6.5 Agreements and Documents. Parent and the Company shall have received the following agreements and documents, each of which shall be in full force and effect:

(a) Each Company Stockholder shall have executed such documents as may be required by Parent to determine such Company Stockholder’s qualification as an accredited investor as that term is defined in Rule 501 of Regulation D under the Securities Act of 1933, as amended, or as a person with the financial sophistication required to be a purchaser pursuant to Rule 506(b)(2)(ii) of Regulation D. The Company agrees, if required under the provisions of Rule 506, to provide, at its sole expense, any Company Stockholder reasonably determined by Parent as not having the requisite financial sophistication with a purchaser representative who can provide such shareholder with such financial sophistication.

(b) the Company Stockholders’ Agreement in the form of Exhibit C, executed by each of the Company Stockholders;

(c) a legal opinion of Gregory McDonald, Esq. dated as of the Closing Date, in the form of Exhibit E;

(d) the Escrow Agreement, executed by Mills, in the form of Exhibit F (the “Escrow Agreement”);

(e) evidence, reasonably satisfactory to Parent, as to the termination of the agreements referred to in Section 5.6;

(f) confidential invention and assignment agreements, reasonably satisfactory in form and content to Parent, executed by all employees and former employees of the Company and by all consultants and independent contractors and former consultants and former independent contractors to the Company who have not already signed such agreements (including the individuals identified in Part 2.9(f) of the Disclosure Schedule);

(g) a certificate executed by the Chief Executive Officer and Chief Financial Officer of the Company representing and warranting that the conditions set forth in Sections 6.1, 6.2, 6.3, 6.4 and 6.10 have been duly satisfied (the “Officers’ Certificate”);

(h) written resignations of all directors and officers of the Company, effective as of the Effective Time.

(i) disclosure of the tax reserves referred to in Section 2.14(a)

6.6 FIRPTA Compliance. The Company shall have filed with the IRS the notification referred to in Section 5.5.

6.7 Compliance With Regulation D of the Securities Act. Parent shall have no reason to believe that each Company Stockholder receiving shares of Parent Common Stock in the Merger pursuant to Section 1.5 is not an “accredited investor” within the meaning of Regulation D promulgated under the Securities Act, or a person who, individually or together with his purchaser representative, has the financial sophistication required for such Company Stockholder to be a purchaser pursuant to Rule 506(b)(2)(ii) of Regulation D, and all other applicable requirements of Rule 506 thereof shall have been satisfied.

6.8 No Restraints. No temporary restraining order, preliminary or permanent injunction or other order preventing the consummation of the Merger shall have been issued by any court of competent jurisdiction and remain in effect, and there shall not be any Legal Requirement enacted or deemed applicable to the Merger that makes consummation of the Merger illegal.

6.9 No Legal Proceedings. No Person shall have commenced or threatened to commence any Legal Proceeding challenging or seeking the recovery of a material amount of damages in connection with the Merger or seeking to prohibit or limit the exercise by Parent of any material right pertaining to its ownership of stock of the Surviving Corporation.

6.10 Employees. No Key Employees shall have ceased to be employed by, or expressed an intention to terminate their employment with, the Company.

SECTION 7. CONDITIONS PRECEDENT TO OBLIGATIONS OF THE COMPANY

The obligations of the Company to effect the Merger and otherwise consummate the transactions contemplated by this Agreement are subject to the satisfaction, at or prior to the Closing, of the following conditions (except to the extent waived by the Company):

7.1 Accuracy of Representations. Each of the representations and warranties made by Parent and Merger Sub in this Agreement shall have been accurate in all material respects as of the date of this Agreement (without giving effect to any materiality or similar qualifications contained in such representations and warranties), and shall be accurate in all material respects as of the Closing as if made at the Closing (without giving effect to any materiality or similar qualifications contained in such representations and warranties).

7.2 Performance of Covenants. All of the covenants and obligations that Parent and Merger Sub are required to comply with or to perform at or prior to the Closing shall have been complied with and performed in all material respects.

7.3 No Restraints. No temporary restraining order, preliminary or permanent injunction or other order preventing the consummation of the Merger shall have been issued by any court of competent jurisdiction and remain in effect, and there shall not be any Legal Requirement enacted or deemed applicable to the Merger that makes consummation of the Merger illegal.

7.4 Tax Free Reorganization. The Company Stockholders shall receive a legal opinion of Gregory McDonald, Esq., or other tax counsel satisfactory to the Stockholders’ Representative, dated as of the Closing Date to the effect that the Merger should qualify as a tax-free reorganization under Section 368 of the Internal Revenue Code.

7.5 Employment Agreement. Frederick Mills shall have entered into an Employment Agreement with the Surviving Corporation in the form of Exhibit G, annexed hereto, and Parent shall have entered into a Stock Option Agreement with Mr. Mills in the form of Exhibit H, annexed hereto.

7.6 Key Employee Stock Options. Each of the Key Employees shall have entered into a Stock Option Agreement providing for the grant to each of them of incentive stock options covering 4,000 shares of Parent Common Stock in the form of Exhibit I annexed hereto.

SECTION 8. TERMINATION

8.1 Termination Events. This Agreement may be terminated prior to the Closing:

(a) by Parent if Parent reasonably determines that the timely satisfaction of any condition set forth in Section 6 has become impossible (other than as a result of any failure on the part of Parent or Merger Sub to comply with or perform any covenant or obligation of Parent or Merger Sub set forth in this Agreement);

(b) by the Company if the Company reasonably determines that the timely satisfaction of any condition set forth in Section 7 has become impossible (other than as a result of any failure on the part of the Company to comply with or perform any covenant or obligation set forth in this Agreement or in any other agreement or instrument delivered to Parent);

(c) By the Company or Parent if, at the time of the Closing it is determined pursuant to this Agreement, the Parent Stock Price is less than $7.25 or greater than $10.00, and the parties shall fail to renegotiate the form and manner of determining the Merger Consideration (subject to the requirement that the Merger shall qualify as a tax-free reorganization as provided herein).

(d) by Parent if the Closing shall not have taken place on or before May 31, 2007, or such later date as shall have been agreed upon between Parent and the Stockholders’ Representative (other than as a result of any failure on the part of Parent to comply with or perform any covenant or obligation of Parent set forth in this Agreement);

(e) by the Company if the Closing has not taken place on or before May 31, 2007, or such later date as shall have been agreed upon between Parent and the Stockholders’ Representative (other than as a result of the failure on the part of the Company to comply with or perform any covenant or obligation set forth in this Agreement); or

(f) by the mutual consent of Parent and the Company.

8.2 Termination Procedures. If Parent wishes to terminate this Agreement pursuant to Section 8.1(a), Section 8.1(c) or Section 8.1(d), Parent shall deliver to the Company a written notice stating that Parent is terminating this Agreement and setting forth a brief description of the basis on which Parent is terminating this Agreement. If the Company wishes to terminate this Agreement pursuant to Section 8.1(b), Section 8.1(c), Section 8.1(e), the Company shall deliver to Parent a written notice stating that the Company is terminating this Agreement and setting forth a brief description of the basis on which the Company is terminating this Agreement.

8.3 Effect of Termination. If this Agreement is terminated pursuant to Section 8.1, all further obligations of the parties under this Agreement shall terminate; provided, however, that: (a) neither the Company nor Parent shall be relieved of any obligation or liability arising from any prior breach by such party of any provision of this Agreement; (b) the parties shall, in all events, remain bound by and continue to be subject to the provisions set forth in Section 11; and (c) the Company and Parent shall, in all events, remain bound by and continue to be subject to Section 5.3.

SECTION 9. INDEMNIFICATION, ETC.

9.1 Survival of Representations, Etc.

(a) The representations and warranties made by the Company and Mills (including the representations and warranties set forth in Section 2 and the representations and warranties set forth in the Officers’ Certificate) shall survive the Closing and shall expire at 5:00 p.m. California time on June 30, 2008, except that (i) the representations and warranties made by the Company and Mills in Sections 2.3, 2.6, 2.9(g), 2.16, and 2.20 shall not expire on such date but shall instead survive the Closing indefinitely, and (ii) the representations and warranties made by the Company and Mills in Section 2.14 shall survive until the expiration of the applicable statute of limitations). Notwithstanding the foregoing, if, at any time prior to 5:00 p.m. California time on the date that a representation and warranty made by the Company is to expire based on the foregoing sentence, any Indemnitee (acting in good faith) delivers to Mills a written notice alleging the existence of an inaccuracy in or a breach of such representation and warranty made by the Company (and setting forth in reasonable detail the basis for such Indemnitee’s belief that such an inaccuracy or breach may exist) and asserting a claim for recovery under Section 9.2 based on such alleged inaccuracy or breach, then the claim asserted in such notice shall survive until such time as such claim is fully and finally resolved. All representations and warranties made by Parent and Merger Sub set forth in Section 3 shall survive the Closing and shall expire at 5:00 p.m. California time on the date that is six months after the Closing Date.

(b) The representations, warranties, covenants and obligations of the Company, and the rights and remedies that may be exercised by the Indemnitees, shall not be limited or otherwise affected by or as a result of any information furnished to, or any investigation made by or knowledge of, any of the Indemnitees or any of their Representatives.

(c) For purposes of this Agreement, each statement or other item of information set forth in the Disclosure Schedule or in any update to the Disclosure Schedule shall be deemed to be a representation and warranty made by the Company and Mills in this Agreement

9.2 Indemnification.

(a) From and after the Effective Time (but subject to Section 9.1(a)), Mills shall hold harmless and indemnify each of the Indemnitees from and against, and shall compensate and reimburse each of the Indemnitees for, any Damages that are directly or indirectly suffered or incurred by any of the Indemnitees or to which any of the Indemnitees may otherwise become subject (regardless of whether or not such Damages relate to any third-party claim) and that arise from or as a result of, or are directly or indirectly connected with: (i) any inaccuracy in or breach of any representation or warranty set forth in Section 2 as of the date of this Agreement (without giving effect to any “Material Adverse Effect” or other materiality qualification or any similar qualification contained or incorporated directly or indirectly in such representation or warranty, and without giving effect to any update to the Disclosure Schedule); (ii) any inaccuracy in or breach of any representation or warranty set forth in Section 2 as if such representation and warranty had been made on and as of the Closing Date (without giving effect to any “Material Adverse Effect” or other materiality qualification or any similar qualification contained or incorporated directly or indirectly in such representation or warranty, and without giving effect to any update to the Disclosure Schedule); (iii) any breach of any covenant or obligation of the Company contained in this Agreement (including the covenants set forth in Sections 4 and 5); (iv) the failure of the Company Stockholders to repay cash to Parent as a result of a reduction of the Closing Date Net Worth below the Company Baseline Net Worth as provided in Section 1.13(a) hereof, or (v) any Legal Proceeding relating to any inaccuracy or breach of the type referred to in clause (i), (ii), (iii) or (iv) above (including any Legal Proceeding commenced by any Indemnitee for the purpose of enforcing any of its rights under this Section 9).

(b) The parties acknowledge and agree that, if the Surviving Corporation suffers, incurs or otherwise becomes subject to any Damages as a result of or in connection with any inaccuracy in or breach of any representation, warranty, covenant or obligation, then (without limiting any of the rights of the Surviving Corporation as an Indemnitee) Parent shall also be deemed, by virtue of its ownership of the stock of the Surviving Corporation, to have incurred Damages as a result of and in connection with such inaccuracy or breach.

9.3 Limitations.

(a) Mills shall not be required to make any indemnification payment pursuant to Section 9.2(a) for any inaccuracy in or breach of any of the representations and warranties set forth in this Agreement (other than those set forth in Sections 2.3, 2.6, 2.9(g), 2.16, and 2.20 which shall not be subject to the limitation set forth in this Section 9.3(a)) until such time as the total amount of all Damages (including the Damages arising from such inaccuracy or breach and all other Damages arising from any other inaccuracies in or breaches of any representations or warranties) that have been directly or indirectly suffered or incurred by any one or more of the Indemnitees, or to which any one or more of the Indemnitees has or have otherwise become subject, exceeds $25,000 in the aggregate. If the total amount of such Damages exceeds $25,000, then the Indemnitees shall be entitled to be indemnified against and compensated and reimbursed only for the portion of such Damages exceeding $25,000.

(b) Following the Effective Time, the indemnification provisions of Section 9.2 shall be the sole and exclusive remedies of the Indemnitees for any inaccuracy in or breach of any of the representations and warranties set forth in Section 2, and Section 3, respectively, except that the foregoing limitation shall not apply to Parent to the extent any such breach arises directly or indirectly from any circumstance involving fraud or intentional misrepresentation by Mills or the Company or its Representatives, on the one hand, or by Parent or its Representatives, on the other hand.

(c) The maximum liability of Mills under this Section 9 for inaccuracies in or breaches of the representations and warranties set forth in Section 2 shall be equal to the total amount of the Merger Consideration to which all Company Stockholders were entitled pursuant to Section 1.5 of this Agreement except that the foregoing limitation shall not apply to the extent any such breach arises directly or indirectly from any circumstance involving fraud or intentional misrepresentation by Mills or the Company or its Representatives.

(d) The limitations provided for in this Section 9.3 shall not be applicable to any Damages which shall become payable by Mills as a result of the failure of any of the Company Stockholders to repay cash to Parent as a result of a reduction of the Closing Date Net Worth below the Company Baseline Net Worth as provided in Section 1.13(a) hereof

9.4 Satisfaction of Indemnification Claim. In the event Mills shall have any liability (for indemnification or otherwise) to any Indemnitee under this Section 9 (including, without limitation, for interest or expenses), such liability shall be payable first in cash (up to a maximum of $3,000,000) and any remaining such liability shall be payable in the form of shares of Parent Common Stock. Mills shall satisfy any such liability payable in the form of shares of Parent Common Stock by delivering to such Indemnitee the number of shares of Parent Common Stock determined by dividing (a) the aggregate dollar amount of such remaining liability by (b) the lower of (i) the closing price per share of the Parent Common Stock as reported on the NASDAQ Stock Market on the date immediately preceding the date of their delivery and (ii) the Parent Stock Price (as adjusted as appropriate to reflect any stock split, reverse stock split, stock dividend, recapitalization or other similar transaction effected by Parent between the Effective Time and the date such liability is satisfied).

9.5 No Contribution. Mills waives, and acknowledges and agrees that he shall not have and shall not exercise or assert (or attempt to exercise or assert), any right of contribution, right of indemnity or other right or remedy against the Surviving Corporation in connection with any indemnification obligation or any other liability to which he may become subject under or in connection with this Agreement.

9.6 Interest. Mills shall also be liable to any Indemnitee to whom Damages shall be payable pursuant to this Section 9 for interest on the amount of such Damages (for the period commencing as of the date on which such Indemnitee first received notice of a claim for recovery by such Indemnitee and ending on the date on which the liability of Mills to such Indemnitee is fully satisfied by Mills) at a floating rate equal to the Prime Rate of interest reported in the Money Rates section of the Eastern Edition of the “Wall Street Journal” as the same may change from time to time, plus two percent (2%).

9.7 Defense of Third Party Claims.

(a) In the event of the assertion or commencement by any Person of any claim or Legal Proceeding (whether against the Surviving Corporation, against Parent or against any other Person) with respect to which Mills may become obligated to hold harmless, indemnify, compensate or reimburse any Indemnitee pursuant to this Section 9, Parent shall have the right, at its election, to proceed with the defense of such claim or Legal Proceeding on its own. If Parent so proceeds with the defense of any such claim or Legal Proceeding:

(i) all reasonable expenses relating to the defense of such claim or Legal Proceeding shall be borne and paid exclusively by Mills (subject to the limitations set forth in Section 9.3);

(ii) Mills shall make available to Parent any documents and materials in his possession or control that may be necessary to the defense of such claim or Legal Proceeding; and

(iii) Parent shall have the right to settle, adjust or compromise such claim or Legal Proceeding with the consent of Mills; provided, however, that such consent shall not be unreasonably withheld. Parent shall give Mills prompt notice of the commencement of any such Legal Proceeding against Parent or the Surviving Corporation; provided, however, that any failure on the part of Parent to so notify Mills shall not limit any of the obligations of Mills under this Section 9 (except to the extent such failure materially prejudices the defense of such Legal Proceeding).

9.8 Exercise of Remedies by Indemnitees Other Than Parent. No Indemnitee (other than Parent or any successor thereto or assign thereof) shall be permitted to assert any indemnification claim or exercise any other remedy under this Agreement unless Parent (or any successor thereto or assign thereof) shall have consented to the assertion of such indemnification claim or the exercise of such other remedy.

9.9 Escrow Fund. Three Hundred Eighty Thousand Dollars ($380,000) of the Cash Consideration payable to Mills (the “Escrow Fund”) will be placed in escrow with Citizens Bank New Hampshire (the “Escrow Agent”) for purposes of satisfying any indemnification claims made pursuant to this Section 9. The Escrow Fund will be governed by the terms set forth in the Escrow Agreement. Payment to the Indemnitees of any amounts in respect of Mills’ indemnity obligations pursuant to this Section 9 shall first be taken from the Escrow Fund as set forth in the Escrow Agreement.

9.10 Claims Procedure Following Release of Escrow Fund. In the event that following the final release of the Escrow Fund pursuant to the Escrow Agreement, an Indemnitee shall seek indemnification pursuant to the provisions of this Section 9, which claim shall be contested by the Indemnitee and Mills, the dispute shall be resolved by arbitration pursuant to the terms of Section 3(f) of the Escrow Agreement, without reference to the Escrow Agent provided for therein.

SECTION 10. TAX MATTERS

10.1 Tax Periods Ending on or before the Closing Date. Parent shall prepare or cause to be prepared and file or cause to be filed all Tax Returns for the Company for all periods (i) ending on or prior to the Closing Date which are filed after the Closing Date, or (ii) beginning before and ending after the Closing Date (each a “Straddle Period”). Parent shall permit Mills to review and comment on each such Tax Return described in the preceding sentence at least five (5) days prior to filing. Each such Tax Return shall be prepared in accordance with the Company’s past practice in preparing its Tax Returns. Parent shall not amend any Tax Return of the Company or file any Tax Return for the Company for any period (or portion thereof) ending on or prior to the Closing Date or any Straddle Period without the prior written approval of Mills if such amendment would give rise to an indemnification obligation pursuant to Section 9, such approval not to be unreasonably withheld or delayed.

10.2 Cooperation on Tax Matters.

(a) Parent, the Company and Mills shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of Tax Returns pursuant to this Section 10 and any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other party’s request) the provision of records and information (including those records and information relating to any of the Company’s predecessors and subsidiaries) which are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Parent and the Company agree (A) to retain all books and records (including those of any predecessor or subsidiary of the Company) with respect to Tax matters pertinent to the Company relating to any Tax period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by Parent to Mills, any extensions thereof) of the respective Tax periods, and to abide by all record retention agreements entered into with any taxing authority, and (B) to give the other party reasonable written notice prior to transferring, destroying or discarding any such books and records (including those of any predecessor or subsidiary of the Company) and, if the other party so requests, the Company or Mills, as the case may be, shall allow the other party to take possession of such books and records (including those of any predecessor or subsidiary of the Company).

(b) Parent and Mills further agree, upon request, to use their commercially reasonable best efforts to obtain any certificate or other document from any governmental authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including, but not limited to, with respect to the transactions contemplated hereby).

10.3 Tax Treatment. Parent, the Company and Mills intend that the Merger qualify as “tax-free” reorganization within the meaning of Section 368 of the Code and, for Tax reporting purposes, will report the Merger as a tax-free reorganization. None of Parent, the Company or Mills shall take any action that is inconsistent with the intended Tax treatment.

SECTION 11. MISCELLANEOUS

11.1 Further Assurances. Each party hereto shall execute and cause to be delivered to each other party hereto such instruments and other documents, and shall take such other actions, as such other party may reasonably request (prior to, at or after the Closing) for the purpose of carrying out or evidencing any of the transactions contemplated by this Agreement.

11.2 Fees and Expenses.

(a) Subject to the provisions of Section 11.2(b), below, each party to this Agreement shall bear and pay all fees, costs and expenses (including, without limitation, legal fees, accounting fees and intermediaries’ fees) that have been incurred or that are incurred by such party in connection with the transactions contemplated by this Agreement, including all fees, costs and expenses incurred by such party in connection with or by virtue of (a) the investigation and review conducted by Parent and its Representatives with respect to the Company’s business (and the furnishing of information to Parent and its Representatives in connection with such investigation and review), (b) the negotiation, preparation and review of this Agreement (including the Disclosure Schedule) and all agreements, certificates, opinions and other instruments and documents delivered or to be delivered in connection with the transactions contemplated by this Agreement, (c) the preparation and submission of any filing or notice required to be made or given in connection with any of the transactions contemplated by this Agreement, and the obtaining of any Consent required to be obtained in connection with any of such transactions, and (d) the consummation of the Merger; provided, however, that the amount of the Cash Consideration portion of the Merger Consideration shall be reduced by the total amount of all fees, costs and expenses paid by the Company since October 16, 2006, or accrued by the Company as accounts payable on it books of account but not paid as of the Closing Date, for advisors, attorneys, accountants, consultants, intermediaries and other service providers with respect to the Merger; and provided further, however, that there shall be deducted from the amount of the Cash Consideration portion of the Merger Consideration which shall be payable to the Company Stockholders the amount of all other fees, costs and expenses which shall be determined by the Stockholders’ Representative to be payable at the Closing by the Company Stockholders to their advisors, attorneys, accountants, consultants, intermediaries and other service providers to the Company Stockholders as a group, which amounts shall be paid by Parent at the Closing according to payment and wire transfer instructions provided by the Stockholders’ Representative to Parent at least one business day prior to the Closing Date. The balance shall be distributed to the Company Stockholders as provided in Section 1.5(a) hereof.

(b) Prior to the execution and delivery of this Agreement, the parties arranged for the audit of the books of account of the Company by the Company’s regularly employed independent public accounting firm. In the event that the Closing shall take place and the Merger shall become effective as contemplated by this Agreement, the cost of such audit shall be borne entirely by Parent. In the event that this Agreement shall be properly terminated by either the Company or Parent or by mutual agreement of the Company and Parent pursuant to the provisions of Section 8 hereof, the cost of the audit shall be shared equally by the Company and Parent. In the event that the Company shall decide not to proceed with the Merger as a result of the breach of the provisions of Section 4.4 hereof by the Company or by Mills, or the Company or Mills shall enter into an Acquisition Transaction with a third party, the cost of the audit will be borne entirely by the Company, and the Company shall additionally promptly reimburse Parent for all of its out of pocket expenses incurred in connection with the Merger, including, without limitation, all of its legal and accounting fees and disbursements.

11.3 Notices. Any notice or other communication required or permitted to be delivered to any party under this Agreement shall be in writing and shall be deemed properly delivered, given and received when delivered (by hand, by registered mail, by courier or express delivery service or by facsimile) to the address or facsimile telephone number set forth beneath the name of such party below (or to such other address or facsimile telephone number as such party shall have specified in a written notice given to the other parties hereto):

if to Parent:

Micronetics, Inc.

26 Hampshire Dive

Hudson, NH 03051

Attention: President

Fax: 603-882-8987

With a copy to:

Morse, Barnes-Brown & Pendleton, P.C.

1601 Trapelo Road

Waltham, MA 02451

Attention: Lea B. Pendleton, Esq.

Fax: 781-622-5933

if to the Company:

MICA Microwave Corporation

1096 Mellon Avenue

Manteca, CA 95337

Attention: Frederick Mills

Fax: 209-825-3991

With a copy to:

Gregory D. McDonald, Esq.

12 South First Street

Suite 417

San Jose, CA 95113

Fax: 408-971-6686

if to Mills:

Frederick Mills

MICA Microwave Corporation

1096 Mellon Avenue

Manteca, CA 95337

Fax: 209-825-3991

if to the Stockholders’ Representative:

Frederick Mills

MICA Microwave Corporation

1096 Mellon Avenue

Manteca, CA 95337

Fax: 209-825-3991

11.4 Time of the Essence. Time is of the essence of this Agreement.

11.5 Headings. The underlined headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

11.6 Counterparts. This Agreement may be executed in several counterparts, each of which shall constitute an original and all of which, when taken together, shall constitute one agreement.

11.7 Governing Law. This Agreement shall be construed in accordance with, and governed in all respects by, the internal laws of the State of Delaware (without giving effect to principles of conflicts of laws).

11.8 Successors and Assigns. This Agreement shall be binding upon: the Company and its successors and assigns (if any); Mills and his personal representatives, executors, administrators, estates, heirs, successors and assigns (if any); Parent and its successors and assigns (if any); Merger Sub and its successors and assigns (if any), and the Stockholders’ Representative and his personal representatives, executors, administrators, estates, heirs, successors and assigns (if any). This Agreement shall inure to the benefit of: the Company; Mills; Parent; Merger Sub; the other Indemnitees (subject to Section 9.8); and the respective representatives, executors, administrators, estates, heirs, successors and assigns (if any) of the foregoing. In addition, Parent may freely assign any or all of its rights under this Agreement (including its indemnification rights under Section 9), in whole or in part, to any other Person without obtaining the consent or approval of any other party hereto or of any other Person.

11.9 Remedies Cumulative; Specific Performance. The rights and remedies of the parties hereto shall be cumulative (and not alternative). The parties to this Agreement agree that, in the event of any breach or threatened breach by any party to this Agreement of any covenant, obligation or other provision set forth in this Agreement for the benefit of any other party to this Agreement, such other party shall be entitled (in addition to any other remedy that may be available to it) to (a) a decree or order of specific performance or mandamus to enforce the observance and performance of such covenant, obligation or other provision, and (b) an injunction restraining such breach or threatened breach.

11.10 Waiver.

(a) No failure on the part of any Person to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any Person in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy.

(b) No Person shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such Person; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

11.11 Amendments. This Agreement may not be amended, modified, altered or supplemented other than by means of a written instrument duly executed and delivered by the Company, Parent, Merger Sub, Mills and the Stockholders’ Representative.

11.12 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the parties hereto agree that the court making such determination shall have the power to limit the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the parties hereto agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term.

11.13 Parties in Interest. None of the provisions of this Agreement is intended to provide any rights or remedies to any Person other than the parties hereto and their respective heirs, executors, administrators, successors and assigns; provided, however that, notwithstanding the foregoing, and subject to the provisions of the Company Stockholders’ Agreement, the Company Stockholders are intended to be third party beneficiaries of this Agreement from and after such time as this Agreement and the Merger shall have been approved by the Company Stockholders.

11.14 Entire Agreement. This Agreement and the other agreements referred to herein set forth the entire understanding of the parties hereto relating to the subject matter hereof and thereof and supersede all prior agreements and understandings among or between any of the parties relating to the subject matter hereof and thereof; provided, however, that the Mutual Non-Disclosure Agreement executed on behalf of Parent and the Company on November 1, 2006 shall not be superseded by this Agreement and shall remain in effect in accordance with its terms until the date on which such Mutual Non-Disclosure Agreement is terminated in accordance with its terms.

11.15 Construction.

(a) For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include the masculine and feminine genders.

(b) The parties hereto agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.

(c) As used in this Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.”

(d) Except as otherwise indicated, all references in this Agreement to “Sections” and “Exhibits” are intended to refer to Sections of this Agreement and Exhibits to this Agreement.

The parties hereto have caused this Agreement to be executed and delivered as of the date first set forth above.

MICRONETICS, INC.

By:	/s/ David Robbins
David Robbins
President

DEL MERGER SUBSIDIARY, INC.

By:	/s/ David Robbins
David Robbins
President

MICA MICROWAVE CORPORATION

By:	/s/ Frederick Mills
Frederick Mills
President and Chief Executive Officer

/s/ Frederick Mills
FREDERICK MILLS, individually

/s/ Frederick Mills
FREDERICK MILLS,
as Stockholders’ Representative

EXHIBIT B

CERTAIN DEFINITIONS

For purposes of this Agreement (including this Exhibit B):

Acquisition Transaction. “Acquisition Transaction” shall mean any transaction involving:

(a) the sale, license, disposition or acquisition of all or a material portion of the Company’s business or assets;

(b) the issuance, disposition or acquisition of (1) any capital stock or other equity security of the Company, (2) any option, call, warrant or right (whether or not immediately exercisable) to acquire any capital stock or other equity security of the Company, or (3) any security, instrument or obligation that is or may become convertible into or exchangeable for any capital stock or other equity security of the Company; or

(c) any merger, consolidation, business combination, reorganization or similar transaction involving the Company.

Agreement. “Agreement” shall mean this Agreement of Merger and Plan of Reorganization to which this Exhibit B is attached (including the Disclosure Schedule), as it may be amended from time to time.

Audited Financial Statements. “Audited Financial Statements” has the meaning given to such term in Section 2.4(a) of this Agreement.

Balance Sheet. “Balance Sheet” has the meaning given to such term in Section 2.4(a) of this Agreement.

Cash Consideration. “Cash Consideration” has the meaning given to such term in Section 1.5(a) of this Agreement.

Closing. “Closing” has the meaning given to such term in Section 1.3 of this Agreement.

Closing Balance Sheet. “Closing Balance Sheet” has the meaning given to such term in Section 1.12 of this Agreement.

Closing Date. “Closing Date” has the meaning given to such term in Section 1.3 of this Agreement.

Closing Date Net Worth. “Closing Date Net Worth” has the meaning given to such term in Section 1.12 of this Agreement.

Code. “Code” has the meaning given to such term in Recital B of this Agreement.

Company. “Company” has the meaning given to such term in the first paragraph of this Agreement.

Company Affiliate. “Company Affiliate” shall mean any Person under common control with the Company within the meaning of Sections 414(b), (c), (m) and (o) of the Code, and the regulations issued thereunder.

Company Baseline Balance Sheet. “Company Baseline Balance Sheet” has the meaning given to such term in Section 1.12 of this Agreement.

Company Baseline Net Worth. “Company Baseline Net Worth” has the meaning given to such term in Section 1.12 of this Agreement.

Company Common Stock. “Company Common Stock” has the meaning given to such term in Section 2.3(a) of this Agreement.

Company Contract. “Company Contract” shall mean any Contract: (a) to which the Company is a party; (b) by which the Company or any of its assets is or may become bound or under which the Company has, or may become subject to, any obligation; or (c) under which the Company has or may acquire any right or interest.

Company Employee. “Company Employee” shall mean any current or former employee, independent contractor or director of the Company or any Company Affiliate.

Company Employee Agreement. “Company Employee Agreement” shall mean each management, employment, severance, consulting, relocation, repatriation or expatriation agreement or other Contract between the Company or any Company Affiliate and any Company Employee, other than any such management, employment, severance, consulting, relocation, repatriation or expatriation agreement or other Contract with a Company Employee who is terminable “at will” without any obligation on the part of the Company or any Company Affiliate to make any payments or provide any benefits in connection with such termination.

Company Employee Plan. “Company Employee Plan” shall mean any plan, program, policy, practice, Contract or other arrangement providing for compensation, severance, termination pay, deferred compensation, performance awards, stock or stock-related awards, fringe benefits or other employee benefits or remuneration of any kind, whether written, unwritten or otherwise, funded or unfunded, including each “employee benefit plan,” within the meaning of Section 3(3) of ERISA (whether or not ERISA is applicable to such plan), that is or has been maintained, contributed to, or required to be contributed to, by the Company or any Company Affiliate for the benefit of any Company Employee, or with respect to which the Company or any Company Affiliate has or may have any liability or obligation, except such definition shall not include any Company Employee Agreement.

Company Financial Statements. “Company Financial Statements” has the meaning given to such term in Section 2.4(a) of this Agreement.

Company IP. “Company IP” shall mean (a) all Intellectual Property Rights in or pertaining to the Company Products or methods or processes used to make the Company Products, and (b) all other Intellectual Property Rights owned by or exclusively licensed to the Company.

Company IP Contract. “Company IP Contract” shall mean any Contract to which the Company is a party or by which the Company is bound that contains any assignment or license of, or covenant not to assert or enforce, any Intellectual Property Right or that otherwise relates to any Company IP or any Intellectual Property developed by, with or for the Company.

Company Product. “Company Product” shall mean any product or service designed, developed, made, marketed, distributed, provided, licensed, or sold at any time by the Company.

Company Software. “Company Software” shall mean all software (including firmware and other software embedded in hardware devices) owned, developed, used, marketed, distributed, licensed or sold by the Company (including any software that is part of, is distributed with, or is used in the design, development, testing, maintenance or support of any Company Product, but excluding any third-party software that is generally available on standard commercial terms and is licensed to the Company solely for internal use on a non-exclusive basis).

Company Stock Certificate. “Company Stock Certificate” has the meaning given to such term in Section 1.7 of this Agreement.

Company Stockholders. “Company Stockholders” has the meaning given to such term in Recital D of this Agreement.

Consent. “Consent” shall mean any approval, consent, ratification, permission, waiver or authorization (including any Governmental Authorization).

Contract. “Contract” shall mean any written, oral or other agreement, contract, subcontract, lease, understanding, instrument, note, warranty, insurance policy, benefit plan or legally binding commitment or undertaking of any nature.

Damages. “Damages” shall include any loss, damage, injury, decline in value, lost opportunity, liability, claim, demand, settlement, judgment, award, fine, penalty, Tax, fee (including reasonable attorneys’ fees), charge, cost (including costs of investigation) or expense of any nature.

Disclosure Schedule. “Disclosure Schedule” shall mean the schedule (dated as of the date of this Agreement) delivered to Parent on behalf of the Company.

DOL. “DOL” means the United States Department of Labor.

Effective Time. “Effective Time” has the meaning given to such term in Section 1.3 of this Agreement.

Encumbrance. “Encumbrance” shall mean any lien, pledge, hypothecation, charge, mortgage, security interest, encumbrance, claim, infringement, interference, option, right of first refusal, preemptive right, community property interest or restriction of any nature (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).

Entity. “Entity” shall mean any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization or entity.

Environmental Law. “Environmental Law” has the meaning given to such term in Section 2.17 of this Agreement.

ERISA. “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

Escrow Agent. “Escrow Agent” has the meaning given to such term in Section 9.9 of this Agreement.

Escrow Agreement. “Escrow Agreement” has the meaning given to such term in Section 6.5(d) of this Agreement.

Escrow Fund. “Escrow Fund” has the meaning given to such term in Section 9.9 of this Agreement.

Foreign Plan. “Foreign Plan” shall mean: (1) any plan, program, policy, practice, Contract or other arrangement mandated by a Governmental Body other than the United States; (2) any Company Employee Plan maintained or contributed to by the Company or any Company Affiliate that is not subject to United States law; and (3) any Company Employee Plan that covers or has covered Company Employees whose services are performed primarily outside of the United States.

GAAP. “GAAP” shall mean the United States generally accepted accounting principles.

Government Bid. “Government Bid” shall mean any quotation, bid or proposal submitted to any Governmental Body or any proposed prime contractor or higher-tier subcontractor of any Governmental Body.

Government Contract. “Government Contract” shall mean any prime contract, subcontract, letter contract, purchase order or delivery order executed or submitted to or on behalf of any Governmental Body or any prime contractor or higher-tier subcontractor, or under which any Governmental Body or any such prime contractor or subcontractor otherwise has or may acquire any right or interest.

Governmental Authorization. “Governmental Authorization” shall mean any: (a) permit, license, certificate, franchise, permission, clearance, registration, qualification or authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement; or (b) right under any Contract with any Governmental Body.

Governmental Body. “Governmental Body” shall mean any: (a) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; or (c) governmental or quasi-governmental authority of any nature (including any governmental division, department, agency, commission, instrumentality, official, organization, unit, body or Entity and any court or other tribunal).

Indemnitees. “Indemnitees” shall mean the following Persons: (a) Parent; (b) Parent’s current and future affiliates (including the Surviving Corporation); (c) the respective Representatives of the Persons referred to in clauses (a) and (b) above; and (d) the respective successors and assigns of the Persons referred to in clauses (a), (b) and (c) above; provided, however, that neither Mills nor any other Company Stockholders shall be deemed to be “Indemnitees.”

Information Statement. “Information Statement” has the meaning given to such term in Section 2.21 of this Agreement.

Intellectual Property. “Intellectual Property” shall mean and include all algorithms, application programming interfaces, apparatus, databases and data collections, diagrams, designs, formulae, IP cores, inventions (whether or not patentable), know-how, logos, marks (including brand names, product names, logos, and slogans), methods, network configurations and architectures, net lists, processes, proprietary information, protocols, schematics, specifications, software, software code (in any form including source code and executable or object code), subroutines, test results, test vectors, user interfaces, techniques, URLs, web sites, works of authorship, and other forms of technology (whether or not embodied in any tangible form and including all tangible embodiments of the foregoing such as instruction manuals, laboratory notebooks, prototypes, samples, studies and summaries).

Intellectual Property Rights. “Intellectual Property Rights” shall mean and include all rights of the following types that may exist or be created under the laws of any jurisdiction in the world: (a) rights associated with works of authorship, including exclusive exploitation rights, copyrights and moral rights; (b) trademark and trade name rights and similar rights; (c) trade secret rights; (d) patents and industrial property rights; (e) other proprietary rights in Intellectual Property of every kind and nature; and (f) all registrations, renewals, extensions, continuations, divisions, or reissues of, and applications for, any of the rights referred to in clauses (a) through (e) above.

Interim Financial Statements. “Interim Financial Statements” has the meaning given to such term in Section 2.4(a) of this Agreement.

IRS. “IRS” shall mean the United States Internal Revenue Service.

Key Employees. “Key Employees” shall mean Ken Barker, Michael Pitchell, Phil Yawl, Paul Saeteurn, Fred Mills, Jr. and Ed Strom.

v

Knowledge. An individual shall be deemed to have “knowledge” of a particular fact or other matter if:

(a) such individual is actually aware of such fact or other matter; or

(b) a prudent individual could be expected to discover or otherwise become aware of such fact or other matter in the course of conducting a reasonably diligent investigation concerning the truth or existence of such fact or other matter (which investigation will include an inquiry of the Company’s records and current employees and independent contractors); provided, however, that such investigation need not include an investigation of court or other public records or an inquiry of former employees or independent contractors of the Company.

An Entity shall be deemed to have “knowledge” of a particular fact or other matter if any current officer, employee or other Representative of such Entity has knowledge (as defined above) of such fact or other matter.

Legal Proceeding. “Legal Proceeding” shall mean any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Body or any arbitrator or arbitration panel.

Legal Requirement. “Legal Requirement” shall mean any federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Body.

Material Adverse Effect. A violation or other matter will be deemed to have a “Material Adverse Effect” on the Company if such violation or other matter (considered together with all other matters that would constitute exceptions to the representations and warranties set forth in this Agreement or in the Officers’ Certificate but for the presence of “Material Adverse Effect” or other materiality qualifications, or any similar qualifications, in such representations and warranties) would have a material adverse effect on the Company’s business, condition, assets, liabilities, operations or financial performance.

Material Contracts. “Material Contracts” has the meaning given to such term in Section 2.10(a) of this Agreement.

Materials of Environmental Concern. “Materials of Environmental Concern” has the meaning given to such term in Section 2.17 of this Agreement.

Merger. “Merger” has the meaning given to such term in Recital A of this Agreement.

Merger Consideration. “Merger Consideration” has the meaning given to such term in Section 1.5(a) of this Agreement.

Merger Sub. “Merger Sub” has the meaning given to such term in the first paragraph of this Agreement.

Officers’ Certificate. “Officers’ Certificate” has the meaning given to such term in Section 6.5(g) of this Agreement.

Open Source Code. “Open Source Code” shall mean any software code that is distributed as “free software” or “open source software” or is otherwise distributed publicly in source code form under terms that permit modification and redistribution of such software.

Outstanding Company Stock. “Outstanding Company Stock” has the meaning given to such term in Section 1.5(b)(i) of this Agreement.

Parent. “Parent” has the meaning given to such term in the first paragraph of this Agreement.

Parent Common Stock. “Parent Common Stock” means the Common Stock, $0.01 par value per share, of Parent.

Parent Financial Statements. “Parent Financial Statements” has the meaning given to such term in Section 3.7(a) of this Agreement.

Parent Options. “Parent Options” has the meaning given to such term in Section 3.3(b) of this Agreement.

Parent Preferred Stock. “Parent Preferred Stock” means the Preferred Stock, $0.01 par value per share, of Parent.

Parent Stock Price. “Parent Stock Price” shall mean the lower of (a) the average of the closing price per share of the Parent Common Stock as reported on the NASDAQ Stock Market for the ten (10) trading days ending on the date that is three (3) business days prior to the Closing Date and (b) the closing price per share of the Parent Common Stock as reported on the NASDAQ Stock Market on the Closing Date.

Parent’s Accountants. “Parent’s Accountants” has the meaning given to such term in Section 1.12 of this Agreement.

PBGC. “PBGC” shall mean the United States Pension Benefit Guaranty Corporation.

Person. “Person” shall mean any individual, Entity or Governmental Body.

Pre-Closing Period. “Pre-Closing Period” has the meaning given to such term in Section 4.1 of this Agreement.

Registered IP. “Registered IP” shall mean all Intellectual Property Rights that are registered, filed, or issued under the authority of any Governmental Body, including all patents, registered copyrights, registered mask works, and registered trademarks and all applications for any of the foregoing.

Related Party. “Related Party” has the meaning given to such term in Section 2.19 of this Agreement.

Representatives. “Representatives” shall mean officers, directors, employees, agents, attorneys, accountants, advisors and representatives.

Securities Act. “Securities Act” shall mean the Securities Act of 1933, as amended.

Stock Consideration. “Stock Consideration” has the meaning given to such term in Section 1.5(a) of this Agreement.

Stockholders’ Representative. “Stockholders Representative” has the meaning given to such term in the preamble to this Agreement.

Surviving Corporation. “Surviving Corporation” has the meaning given to such term in Section 1.1 of this Agreement.

Tax. “Tax” or “Taxes” means all federal, state and local, territorial and foreign taxes, levies, deficiencies or other assessments and other charges of whatever nature (including income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, backup withholding, social security, unemployment, disability, real property, personal property, sales, use, transfer, real property gains, registration, value added, alternative or add-on minimum, and estimated taxes and workers’ compensation premiums and other governmental charges, and other obligations of the same nature as or of a nature similar to any of the foregoing) imposed by any taxing authority, as well as any obligation to contribute to the payment of Taxes determined on a consolidated, combined or unitary basis with respect to the Company or any affiliate, and including any transferee liability in respect of any tax (whether imposed by law, contractual agreement or otherwise) and any liability in respect of any tax as a result of being a member of any affiliated, consolidated, combined unitary or similar group including any liability pursuant to Treasury Regulation Section 1.1502-6, including any interest, penalty (civil or criminal), or addition thereto, whether disputed or not, as well as any expenses incurred in connection with the determination, settlement or litigation of any liability.

Tax Return. “Tax Return” means any federal, state, local and foreign return, declaration, report, claim for refund, amended return, declarations of estimated Tax or information return or statement relating to Taxes, and any schedule or attachment thereto, filed or maintained, or required to be filed or maintained in connection with the calculation, determination, assessment or collection of any Tax, and including any amendment thereof, as well as, where permitted or required, combined or consolidated returns for any group of entities that include the Company or any affiliate; and reports with respect to backup withholding and other payments to third parties.

Unaudited Financial Statements. “Unaudited Financial Statements” has the meaning given to such term in Section 2.4(a) of this Agreement.

EXHIBITS

Exhibit A	-	Company Stockholders

Exhibit B	-	Certain Definitions

Exhibit C	-	Company Stockholders’ Agreement

Exhibit D	-	Directors and Officers of Surviving Corporation

Exhibit E	-	Form of Legal Opinion of Gregory McDonald, Esq.

Exhibit F	-	Form of Escrow Agreement

Exhibit G	-	Form of Employment Agreement - Frederick Mills

Exhibit H	-	Form of Stock Option Agreement - Frederick Mills

Exhibit I	-	Form of Stock Option Agreement - Key Employees